INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
R. H. Macy & Co., Inc. (Debtor-in-Possession)

We have audited the accompanying consolidated statements of financial condition of R. H. Macy & Co., Inc. (Debtor-in-Possession) and consolidated subsidiaries as of July 30, 1994 and July 31, 1993, and the related consolidated statements of operations, cash flows and changes in deficiency in net assets for each of the three years in the period ended July 30, 1994. Our audits also included the accompanying financial statement schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of R. H. Macy & Co., Inc. (Debtor-in-Possession) and consolidated subsidiaries as of July 30, 1994 and July 31, 1993, and the results of their operations and their cash flows for each of the three years in the period ended July 30, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 of notes to consolidated financial statements, the Company and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any additional changes that may be made in its business. The outcome of these matters is not presently determinable.

The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiaries will continue as a going concern. The results of operations for each of the three years in the period ended July 30, 1994 together with the uncertainties relating to the confirmation of the joint plan of reorganization and the consummation of the related merger agreement, among other matters, raise substantial doubt about the Company's ability to continue as a going concern. Management's discussion of these matters is set forth in Notes 1 and 2 of notes to consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of the uncertainties referred to herein and in the preceding paragraph.

As discussed in Notes 18 and 19 of notes to consolidated financial statements, the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions effective August 1, 1993 to conform with Statements of Financial Accounting Standard Nos. 109 and 106.

DELOITTE & TOUCHE LLP
New York, New York
September 19, 1994
(September 28, 29 and 30, 1994
as to the last paragraphs of
Notes 18, 2 and 20, respectively)

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                 JULY 30,       JULY 31,
                                                                                   1994           1993
                                                                                -----------    -----------
                                                                                  (DOLLARS IN THOUSANDS,
                                                                                    EXCEPT PER SHARE)
   ASSETS
Current Assets:
 Cash and cash equivalents (Note 3)..........................................   $   112,677    $    41,533
 Restricted cash (Note 3)....................................................        44,393         34,915
 Other receivables...........................................................       122,641        119,670
 Merchandise inventories (Notes 3 and 4).....................................     1,244,253      1,279,744
 Prepaid expenses............................................................        62,270         68,512
                                                                                -----------    -----------
     Total Current Assets....................................................     1,586,234      1,544,374
                                                                                -----------    -----------
Other Assets:
 Investment in joint venture at equity.......................................        23,347         17,197
 Other assets (Notes 3 and 5)................................................        75,971        103,091
                                                                                -----------    -----------
                                                                                     99,318        120,288
                                                                                -----------    -----------
Property and Equipment (Notes 3, 8, 9 and 20):
 Land........................................................................       404,311        417,072
 Building and improvements on owned properties...............................     1,465,212      1,521,521
 Building and improvements on leased properties..............................       633,022        463,602
 Fixtures and equipment......................................................       866,154        922,579
 Construction in progress....................................................       123,758         99,267
 Capitalized leases..........................................................       111,145         82,515
 Leasehold values............................................................        20,939         19,210
                                                                                -----------    -----------
                                                                                  3,624,541      3,525,766
 Accumulated depreciation and amortization...................................     1,166,307      1,089,939
                                                                                -----------    -----------
                                                                                  2,458,234      2,435,827
                                                                                -----------    -----------
                                                                                $ 4,143,786    $ 4,100,489
                                                                                -----------    -----------
                                                                                -----------    -----------
   LIABILITIES AND DEFICIENCY IN NET ASSETS
Current Liabilities:
 Accounts payable and accrued liabilities (Note 6)...........................   $   841,167    $   874,492
 Short-term borrowings (Note 7)..............................................       --              62,698
 Current income taxes (Note 18)..............................................           510            402
 Current portion of obligations under capitalized leases (Note 20)...........        15,222         13,891
                                                                                -----------    -----------
     Total Current Liabilities...............................................       856,899        951,483
                                                                                -----------    -----------
Deferred Taxes (Note 18).....................................................        18,720        --
Other Long-Term Liabilities..................................................       128,435        117,265
Obligations Under Capitalized Leases (Note 20)...............................        44,240         27,829
Obligations Subject to Settlement Under Reorganization Proceedings (Note
 8)..........................................................................     5,639,810      5,568,603
Preferred Stock (Note 10):
 par value $1.00 per share, authorized 25,000,000 shares, Series I, II and
   III cumulative, 8%:
   Series I, 9,000,000 shares designated, 7,494,465 shares outstanding in
     1994 and 1993, aggregate liquidation preference $296,900,000,
     redeemable..............................................................       --             --
   Series II, 1,000,000 shares designated, 211,506 shares outstanding in 1994
     and 1993, aggregate liquidation preference $33,640,000, redeemable......       --             --
   Series III, 7,000,000 shares designated, 5,298,330 shares outstanding in
     1994 and 1993, aggregate liquidation preference $168,540,000,
     redeemable..............................................................       --             --
Deficiency in Net Assets:
 Common stock, par value $1.00 per share, 40,000,000 authorized, 1,750,000
   issued in 1994 and 1993 (Notes 11 and 12).................................         1,750          1,750
 Deficit.....................................................................    (2,544,735)    (2,565,108)
 Less: Treasury Stock, at cost, 133,300 shares in 1994 and 1993..............        (1,333)        (1,333)
                                                                                -----------    -----------
   Deficiency in Net Assets..................................................    (2,544,318)    (2,564,691)
                                                                                -----------    -----------
                                                                                $ 4,143,786    $ 4,100,489
                                                                                -----------    -----------
                                                                                -----------    -----------

                See notes to consolidated financial statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE YEARS ENDED
                                     --------------------------------------------------------------------------
                                         JULY 30, 1994             JULY 31, 1993             AUGUST 1, 1992
                                     ----------------------    ----------------------    ----------------------
                                           (52 WEEKS)                (52 WEEKS)                (52 WEEKS)
                                                   PERCENT                   PERCENT                   PERCENT
                                       AMOUNT      OF SALES      AMOUNT      OF SALES      AMOUNT      OF SALES
                                     -----------   --------    -----------   --------    -----------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
Net retail sales (including
 licensed departments) (Note 13)...  $ 6,163,346     100.0%    $ 6,299,982     100.0%    $ 6,448,885     100.0%
 Less:
 Cost of goods sold, including
   occupancy and buying costs......    4,378,315      71.0       4,461,945      70.8       4,753,627      73.7
 Selling, general and
   administrative expenses.........    1,759,205      28.6       1,909,648      30.3       2,025,294      31.4
 Unusual items--net (Note 16)......       19,500       0.3          20,255       0.3         314,926       4.9
                                     -----------   --------    -----------   --------    -----------   --------
Income/(loss) from operations
 before interest expense,
 earthquake loss and reorganization
 items.............................        6,326       0.1         (91,866)     (1.4)       (644,962)    (10.0)
 Interest expense--net (Contractual
   interest of $475,083 in 1994,
   $439,894 in 1993 and $443,665 in
   1992) (Note 14).................      198,600       3.2         236,376       3.8         344,223       5.3
Earthquake loss (Note 15)..........       15,000       0.2         --          --            --          --
                                     -----------   --------    -----------   --------    -----------   --------
Loss before reorganization
 items--net........................     (207,274)     (3.3)       (328,242)     (5.2)       (989,185)    (15.4)
 Reorganization items--net (Note
   17).............................      (38,682)     (0.6)        214,659       3.4         261,122       4.0
                                     -----------   --------    -----------   --------    -----------   --------
Loss before income taxes/(benefit)
 and cumulative effect of an
 accounting change.................     (168,592)     (2.7)       (542,901)     (8.6)     (1,250,307)    (19.4)
 Income taxes/(benefit) (Note
   18).............................       (3,625)    --              1,000     --              1,000     --
                                     -----------   --------    -----------   --------    -----------   --------
Net loss before cumulative effect
 of an accounting change...........     (164,967)     (2.7)       (543,901)     (8.6)     (1,251,307)    (19.4)
 Cumulative effect of an accounting
   change (Note 18)................      185,340       3.0         --          --            --          --
                                     -----------   --------    -----------   --------    -----------   --------
Net earnings/(loss)................  $    20,373       0.3%    $  (543,901)     (8.6)%   $(1,251,307)    (19.4)%
                                     -----------   --------    -----------   --------    -----------   --------
                                     -----------   --------    -----------   --------    -----------   --------
Primary earnings/(loss) per share
 of common stock: (Note 3)
 Net loss before cumulative effect
   of an accounting change.........  $   (102.02)              $   (336.36)              $   (782.13)
 Cumulative effect of an accounting
   change..........................       114.62                   --                        --
                                     -----------               -----------               -----------
   Primary earnings/(loss) per
     share of common stock.........  $     12.60               $   (336.36)              $   (782.13)
                                     -----------               -----------               -----------
                                     -----------               -----------               -----------
Fully diluted earnings per share of
 common stock: (Note 3)
 Net loss before cumulative effect
   of an accounting change.........  $    (11.28)
 Cumulative effect of an accounting
   change..........................        12.68
                                     -----------
   Fully diluted earnings per share
     of common stock...............  $      1.40
                                     -----------
                                     -----------

                See notes to consolidated financial statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            FOR THE YEARS ENDED
                                                               ----------------------------------------------
                                                               JULY 30, 1994   JULY 31, 1993   AUGUST 1, 1992
                                                               -------------   -------------   --------------
                                                                (52 WEEKS)      (52 WEEKS)       (52 WEEKS)
                                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
 Net earnings/(loss).........................................    $  20,373       $(543,901)     $ (1,251,307)
 Adjustments to reconcile net earnings/(loss) to
   net cash provided by/(used for) operating activities:
     Depreciation and amortization...........................      306,717         287,195           288,757
     Interest accrued on pre-petition debt and termination
      compensation asserted to be due under interest rate
      protection agreements..................................       65,238         285,974           154,728
     Reorganization items--net...............................       29,475          35,263           117,834
     Earthquake loss.........................................       15,000         --               --
     Non-cash interest.......................................       29,406          21,722            41,339
     Loss/(gain) on disposal of property.....................          289         (13,286)         --
     Accrued postretirement benefits.........................       20,534         --               --
     Cumulative effect of an accounting change...............     (185,340)        --               --
     Write-off of excess of cost over fair value of net
      assets acquired........................................      --              --                241,452
     Deferred taxes..........................................       (5,248)        --               --
     Other...................................................         (550)        --                  5,748
   Change in current assets and liabilities:
     Restricted cash.........................................       (9,478)         (1,285)          (33,630)
     Other receivables.......................................       18,651           1,520             3,494
     Merchandise inventories.................................        9,928         (69,206)          242,208
     Prepaid expenses........................................        4,142          (3,906)            6,674
     Accounts payable and accrued liabilities................      (71,293)        (50,549)          616,673
     Income taxes............................................          108              (4)              406
   Increase in working capital and other liabilities due to
     reorganization activities...............................       (8,620)        (27,421)         (914,853)
   Decrease/(increase) in other assets.......................        2,655          25,651           (21,392)
   Increase/(decrease) in other liabilities and deferred
     taxes...................................................       (3,552)         16,736            83,032
   Other, net................................................         (231)            (11)            2,000
                                                               -------------   -------------   --------------
 Net cash provided by/(used for) operating activities........      238,204         (35,508)         (416,837)
                                                               -------------   -------------   --------------
INVESTING ACTIVITIES:
 Additions to property and equipment.........................     (143,070)       (113,913)         (246,219)
 Insurance proceeds from earthquake damage...................       73,000         --               --
 Proceeds from disposition of assets.........................        2,580          14,299          --
                                                               -------------   -------------   --------------
 Net cash used for investing activities......................      (67,490)        (99,614)         (246,219)
                                                               -------------   -------------   --------------
FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt....................      --              --                  9,100
 Proceeds from/(repayment of) short-term borrowings..........      (65,900)         65,900          (125,495)
 Repurchase of treasury shares...............................      --              --                   (175)
 Repayments of secured debt included in obligations
   subject to settlement under reorganization proceedings....       (9,511)        --               --
 Repayments of long-term debt and
   obligations under capitalized leases......................      (19,323)        (11,826)          (50,871)
 Deferral of debt due to reorganization activities...........      --              --             (3,627,579)
 Decrease in preferred stock due to reorganization
   activities................................................      --              --               (637,315)
 Cost of debtor-in-possession financing and short-term
   borrowings................................................       (4,836)        --                (15,000)
 Other.......................................................      --              --                  1,275
                                                               -------------   -------------   --------------
 Net cash provided by/(used for) financing activities........      (99,570)         54,074        (4,446,060)
                                                               -------------   -------------   --------------
CASH FLOW EFFECT OF REORGANIZATION ACTIVITIES:
 Increase in obligations subject to settlement under
   reorganization proceedings................................      --              --              5,179,747
                                                               -------------   -------------   --------------
 Net cash flow effect of reorganization activities...........      --              --              5,179,747
                                                               -------------   -------------   --------------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.............       71,144         (81,048)           70,631
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............       41,533         122,581            51,950
                                                               -------------   -------------   --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................    $ 112,677       $  41,533      $    122,581
                                                               -------------   -------------   --------------
                                                               -------------   -------------   --------------

                See notes to consolidated financial statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL INFORMATION

    Amounts in these statements of cash flows are presented on a cash basis and may differ from those shown in other sections of this report.

    Interest paid (excluding interest capitalized during construction) was $16,196,000, $12,428,000 and $199,022,000 in 1994, 1993 and 1992. Income taxes paid and tax refunds received were as follows:

                                           1994          1993           1992
                                        ----------    -----------    -----------
Income taxes paid....................   $1,648,000    $ 1,121,000    $ 1,127,000
Income tax refunds received..........     (132,000)      (117,000)    (3,466,000)
                                        ----------    -----------    -----------
Net income tax payments/(refunds)....   $1,516,000    $ 1,004,000    $(2,339,000)
                                        ----------    -----------    -----------

    Preferred Stock increased by $19,649,000 in 1992 through a related charge to the deficiency in net assets.

    Additions to property and equipment of $32,793,000, $21,850,000 and $29,993,000 were recorded in 1994, 1993 and 1992 by incurring obligations under capitalized leases. Property held for sale at estimated net realizable value of $19,500,000 was reclassified to Other Receivables in fiscal 1994.

    On August 1, 1993 Macy's adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ("FASB 109"). FASB 109 requires a remeasurement of certain assets and liabilities. Property and equipment and other certain assets were increased by $191,132,000 and $18,176,000, respectively. A deferred tax liability and a Cumulative Effect of an Accounting Change was recorded as the corresponding amount.

    In 1993, Macy's assumed approximately $24,451,000 of capitalized leases which were reclassified from the caption Obligations Subject to Settlement Under Reorganization Proceedings to the caption Obligations Under Capitalized Leases.

    In 1993, secured debt included in the caption Obligations Subject to Settlement Under Reorganization Proceedings was reduced by $5,969,000 due to third party assumption of such debt. A corresponding rent receivable was reduced.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY IN NET ASSETS

                                              COMMON SHARES                         TREASURY SHARES
                                           --------------------                   -------------------
                                            NUMBER      DOLLARS      DEFICIT       NUMBER     DOLLARS
                                           ---------    -------    -----------    --------    -------
                                                             (DOLLARS IN THOUSANDS)
Balance, August 3, 1991.................   1,750,000    $ 1,750    $  (750,251)   (115,800)   $(1,158)
  Net loss..............................                            (1,251,307)
  Preferred dividends...................                               (19,305)
  Accretion of redeemable
    preferred stock.....................                                  (344)
  Treasury shares acquired..............                                           (17,500)      (175)
                                           ---------    -------    -----------    --------    -------
Balance, August 1, 1992.................   1,750,000      1,750     (2,021,207)   (133,300)    (1,333)
  Net loss..............................                              (543,901)
                                           ---------    -------    -----------    --------    -------
Balance, July 31, 1993..................   1,750,000      1,750     (2,565,108)   (133,300)    (1,333)
  Net earnings..........................                                20,373
                                           ---------    -------    -----------    --------    -------
Balance, July 30, 1994..................   1,750,000    $ 1,750    $(2,544,735)   (133,300)   $(1,333)
                                           ---------    -------    -----------    --------    -------
                                           ---------    -------    -----------    --------    -------

                See notes to consolidated financial statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CHAPTER 11 PROCEEDINGS

    On January 27, 1992, R. H. Macy & Co., Inc. ("Macy's"), together with nine of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 ("Chapter 11"), title 11 of the United States Code, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On January 31, 1992, seventy-eight additional subsidiaries each commenced a Chapter 11 case in the Bankruptcy Court. Macy's and its subsidiaries that filed a Chapter 11 case in Bankruptcy Court are herein defined collectively as the "Macy's Debtors" and are currently operating their respective businesses as debtors-in-possession. Two statutory creditor committees have been appointed. The cases of Macy's subsidiaries that filed such petitions are jointly administered with the case of Macy's for procedural purposes only.

    The consolidated financial statements of Macy's have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes continuity of operations in the ordinary course of business. As a result of the Chapter 11 cases and circumstances relating to this event, including Macy's leveraged debt structure, recurring losses, and economic conditions, the realization of assets and liquidation of liabilities are subject to significant uncertainty. Additionally, the amounts reported in the consolidated statement of financial condition at July 30, 1994 could materially change in the future because of the plan of reorganization, since such reported amounts do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result.

    Generally, actions to enforce or otherwise effect the payment of pre-petition liabilities are stayed while the Macy's Debtors are under the protection of the Bankruptcy Code. These liabilities will be resolved as part of the reorganization proceedings. Additional liabilities subject to similar resolution may arise as a result of claims filed by parties related to the rejection of any executory contracts, including unexpired leases, and from the Bankruptcy Court's allowance for contingent and other disputed claims (see Note
8).

    Substantially all of Macy's pre-petition short and long-term debt at July 30, 1994 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, these liabilities (which are dependent upon the outcome of the Chapter 11 process) have been segregated and reclassified as Obligations Subject to Settlement Under Reorganization Proceedings. Payment of certain pre-petition liabilities that have been approved for payment by the Bankruptcy Court or were pending approval have been included in the appropriate liability captions.

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.

    On July 14, 1994, the respective Boards of Directors of Macy's and Federated Department Stores, Inc. ("Federated") announced that they had reached an agreement in principle on a merger which would be effected as part of a joint plan of reorganization of the Macy's Debtors. (Federated's wholly-owned subsidiary, Federated Noteholding Corporation ("FNC"), is one of the largest secured creditors of the Macy's Debtors.) On July 29, 1994, the Macy's Debtors and Federated (collectively, the "Plan Proponents") filed a Joint Plan of Reorganization of R. H. Macy & Co., Inc. and Certain of its Subsidiaries in the Bankruptcy Court, and, on August 31, 1994, the Plan Proponents filed an Amended Joint Plan of Reorganization of R. H. Macy & Co., Inc. and Certain of its Subsidiaries in the Bankruptcy Court (as so amended, the "Plan"). In addition, Macy's and Federated executed and delivered an Agreement and Plan of Merger, dated as of August 16, 1994 (the "Merger Agreement"),

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.-- (CONTINUED)

providing for the merger of Federated with and into Macy's (the "Merger"), with Macy's being the surviving corporation (the "Combined Company") and being renamed "Federated Department Stores, Inc." upon the consummation of the Merger. The execution and delivery of the Merger Agreement and certain provisions thereof were approved by the Bankruptcy Court on September 8, 1994.

    A principal element of the Plan is the Merger. Macy's and Federated presently intend to seek to cause the effective time of the Merger (the "Effective Time of the Merger"), the date on which the Plan becomes effective (the "Effective Date of the Plan") and substantial consummation of the Plan to occur in December 1994. The Effective Time of the Merger and the Effective Date of the Plan will occur simultaneously. After consummation of the Merger, the Combined Company will operate the existing businesses of Macy's and Federated. The directors and officers of Federated immediately before the Merger will be directors and officers of the Combined Company immediately after the Merger. Consistent with the structure of the Merger Agreement, the transaction is to be accounted for as a reverse acquisition in which Federated is the acquirer for accounting purposes.

    In addition to the Merger, the Plan provides for, among other things: (i) the cancellation of all existing capital stock and other equity interests of Macy's without payment of any consideration thereof; (ii) the cancellation of certain indebtedness and the discharge of related claims against the Macy's Debtors in exchange for cash, new indebtedness of the Combined Company and certain of its subsidiaries, or new equity interests of the Combined Company;
(iii) the discharge of other prepetition claims against the Macy's Debtors; (iv) the settlement of certain contingent claims and releases of certain claims of the Macy's Debtors and other persons or entities; (v) the assumption, assumption and assignment, or rejection of each executory contract and unexpired lease to which any Macy's Debtor is a party; and (vi) the ability to enter into certain restructuring transactions which will be designed to, among other things, transfer to the Combined Company various centralized support functions. The Plan provides for (a) the distribution of cash to third parties other than Federated and its subsidiaries ("Third Parties") of approximately $.4 billion, (b) the issuance, reinstatement, or assumption of indebtedness to Third Parties of approximately $1.9 billion, and (c) the issuance to Third Parties of common stock, par value $0.01 per share, of the Combined Company ("New Combined Company Common Stock") and warrants to purchase shares of New Combined Company Common Stock ("New Warrants") with an assumed aggregate value, solely for purposes of developing the Plan, of approximately $1.2 billion. There can be no assurance, however, that the New Combined Company Common Stock will have the value assumed for purposes of developing the Plan. The assumed value of the New Combined Company Common Stock and the New Warrants does not purport to represent an estimate of the actual market value of the New Combined Company Common Stock or the value of the New Warrants and is unaudited.

    The Plan provides that the Combined Company, at its sole option, may: (i) increase the amount of cash to be distributed to certain holders of claims against the Macy's Debtors and make corresponding reductions in the respective amounts of new debt securities or New Combined Company Common Stock to be distributed to such claimholders, or (ii) increase the aggregate principal amount of certain unsecured notes to be distributed pursuant to the Plan, in exchange for a corresponding reduction in the aggregate principal amount of certain other unsecured notes, so long as doing so would not cause the aggregate principal amount of either series of such notes to be less than a certain amount. In this regard, Federated has advised Macy's that it is seeking to arrange $2.8 billion in bank credit facilities for the

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.-- (CONTINUED)

Combined Company (the "New Bank Facilities"), approximately $1.7 billion of the net proceeds of which Federated has advised Macy's it intends to apply to effect the foregoing transactions and certain other refinancing transactions involving other aspects of Federated's business. The consummation of the Merger Agreement and the other transactions contemplated by the Plan are not, however, conditioned upon the New Bank Facilities being available to the Combined Company.

    Elements of the Plan with respect to certain creditor groups are as follows:

                TYPE OF CLAIM                             PROPOSED CONSIDERATION
---------------------------------------------  ---------------------------------------------
Secured and unsecured claims of The            Prudential will receive (i) approximately $6
  Prudential Insurance Company of America      million in cash and (ii) approximately $551
  ("Prudential") and FNC under the Prudential  million aggregate principal amount of new
  Financing and certain other mortgage loans   secured mortgage notes
                                               FNC will receive (i) approximately $6 million
                                               in cash and (ii) New Combined Company Common
                                               Stock with an assumed value of approximately
                                               $551 million

Secured and unsecured claims of Macy's         (i) approximately $24 million in cash, (ii)
  "Working Capital Bank Group" lenders under   approximately $495 million aggregate
  Pre-Petition Bank Credit Arrangements        principal amount of indebtedness, and (iii)
                                               New Combined Company Common Stock with an
                                               assumed value of approximately $379 million

Secured and unsecured claims of financial      (i) approximately $14 million in cash, (ii)
  institutions under the "Swiss Financing"     approximately $321 million aggregate
                                               principal amount of indebtedness, and (iii)
                                               New Combined Company Common Stock with an
                                               assumed value of approximately $247 million

Secured and unsecured claims under the "Ten    (i) approximately $119 million principal
  Store Financing"                             amount of indebtedness, and (ii) New Combined
                                               Company Common Stock with an assumed value of
                                               approximately $91 million

Liquidated damages claims of "Swiss            (i) approximately $1 million in cash, (ii)
  Financing" Swap Breakage Claim               approximately $28 million aggregate principal
                                               amount of indebtedness, and (iii) New
                                               Combined Company Common Stock with an assumed
                                               value of approximately $21 million

Secured and unsecured claims under the         Approximately $54 million aggregate principal
  "Warehouse Financing"                        amount of new secured mortgage notes

Unsecured claims under or evidenced by Senior  Pro rata shares of (i) approximately $35
  Subordinated Debentures*                     million in cash, (ii) New Combined Company
                                               Common Stock with an assumed value of
                                               approximately $172 million, and (iii) New
                                               Warrants with an assumed value of
                                               approximately $80 million

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.-- (CONTINUED)

                TYPE OF CLAIM                             PROPOSED CONSIDERATION
---------------------------------------------  ---------------------------------------------
Unsecured claims under or evidenced by         Pro rata shares of (i) New Combined Company
  Subordinated Debentures, due 2001*           Common Stock with an assumed value of
                                               approximately $110 million and (ii) New
                                               Warrants with an assumed value of
                                               approximately $59 million

Unsecured claims under or evidenced by Junior  Pro rata shares of New Combined Company
  Subordinated Discount Debentures*            Common Stock with an assumed value of
                                               approximately $77 million

General unsecured claims (generally includes   (i) cash equal to 25.0% of the allowed amount
  trade and vendor payables, litigation        of the claim and (ii) a pro rata share of New
  claims, and claims arising from the          Combined Company Common Stock with an assumed
  rejection of contracts and leases, but       value of approximately $50 million based on
  excludes the convenience class of unsecured  the aggregate amount of claims ultimately
  claims of $1,000 or less)                    allowed in the classes of claims included in
                                               this class

General unsecured claims of $1,000 or less     Cash equal to the allowed amount of the claim
  (generally includes claims of the type
  described immediately above that are either
  $1,000 or less individually or that the
  holder of such claims elects to reduce to
  $1,000 in the aggregate)

Common and preferred stock and options         To be canceled without any distributions

    For a description of certain creditors and pre-petition financing arrangements, see Notes 8 and 9.

* The Proposed Consideration column includes an amount for debentures held by Macy's Financial, Inc., a wholly-owned subsidiary of Macy's.

    The Plan will not become effective unless it is first confirmed by the Bankruptcy Court. Furthermore, there are a number of procedural and substantive requirements to such effectiveness under the Bankruptcy Code, and certain other conditions set forth in the Plan, which are described below, that must be satisfied for the Plan to be confirmed. Among others, the Plan becoming effective is conditioned upon the satisfaction or waiver of the following conditions: (i) the aggregate amounts of specified categories of claims against the Macy's Debtors, including certain cash payment claims, having been estimated or determined by Bankruptcy Court orders (to the extent the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the Macy's Debtors' estimated aggregate amounts for each such category of claims used in connection with the development of the Plan (which condition has been waived by Federated); (ii) the order of the Bankruptcy Court confirming the Plan (the "Confirmation Order") being reasonably acceptable in form and substance to each of Federated and Macy's; (iii) the date of the confirmation of the Plan (the "Confirmation Date") having occurred no later than January 31, 1995; and
(iv) the New Combined Company Common Stock being authorized for listing on the New York Stock Exchange, Inc. (the "NYSE") upon official notice of issuance or accepted for quotation through the National Association of Securities Dealers Automated Quotation System-National Market System ("NASDAQ"). Additionally, there are certain other

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.-- (CONTINUED)

conditions that must be satisfied for the Plan to be confirmed. There can be no assurance that these conditions will be satisfied.

    The obligations of Federated and Macy's to consummate the Merger are conditioned upon, among other things: (i) the absence of any pending injunction, order, or decree of any governmental authority restraining the Merger of the consummation of the transactions contemplated by the Plan; (ii) the absence of any law promulgated or enacted restraining the Merger or the transactions contemplated by the Plan; (iii) all consents and approvals of any governmental authority to the Merger having been obtained and remaining in effect at the Effective Time of the Merger, other than any that if not obtained would not have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, or any antitrust authorizations not obtained as a result of Federated's failure to divest, hold separate, or take other action (or its failure to agree to do any thereof) with respect to its or the Combined Company's assets to the extent required by the Merger Agreement; (iv) all other consents, approvals, and authorizations required to be obtained by either party having been obtained and remaining in effect at the Effective Time of the Merger, other than any that, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, or any consents and approvals of Federated's institutional lenders; (v) the adoption by Federated's stockholders of the Merger Agreement;
(vi) a registration statement under the Securities Act of 1933, as amended for the shares of New Combined Company Common Stock to be issuable in connection with the Merger having been declared effective by the Securities and Exchange Commission and not subject to any stop order or proceeding seeking the same;
(vii) the shares of the New Combined Company Common Stock having been authorized for listing on the NYSE upon official notice of issuance or accepted for quotation through the NASDAQ; and (viii) the Bankruptcy Court having entered an order confirming the Plan, at least 10 days having passed since entry of such order and it not having been subject to any stay, and all conditions to the Effective Date of the Plan having been satisfied or duly waived.

    Federated's obligations under the Merger Agreement are further subject to satisfaction or written waiver at or prior to the Effective Time of the Merger of the following conditions: (i) Macy's having performed in all material respects the covenants and agreements contained in the Merger Agreement required to be performed by it; (ii) all representations and warranties made by Macy's in the Merger Agreement being true and correct in all material respects; (iii) no material adverse change having occurred in the per share price of the Federated Common Stock following the adoption of the Merger Agreement by Federated's stockholders; (iv) all of the consents to the Merger of Federated's institutional lenders having been obtained by August 31, 1994 (which condition has been waived); and (v) since the date of the Merger Agreement no material adverse change having occurred in the business, financial condition, or results of operations of Macy's and its subsidiaries, taken as a whole.

    Macy's obligations under the Merger Agreement are further subject to the satisfaction or written waiver at or prior to the Effective Time of the Merger of the following conditions: (i) Federated having performed in all material respects the covenants and agreements contained in the Merger Agreement required to be performed by it; (ii) all representations and warranties made be Federated in the Merger Agreement being true and correct in all material respects; (iii) since the date of the Merger Agreement, no material adverse change having occurred in the business, financial condition, or results of operations of Federated and its subsidiaries, taken as whole.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPOSED JOINT PLAN OF REORGANIZATION: MERGER WITH FEDERATED DEPARTMENT STORES, INC.-- (CONTINUED)

    In addition, the Merger Agreement may be terminated prior to the Effective Time of the Merger under certain circumstances. If the Merger Agreement is terminated because either party refuses to consummate the Merger in breach of the Merger Agreement, then the breaching party will be obligated to pay to the nonbreaching party (provided that it is not also in material breach), within five business days of the effective date of such termination, a cash fee of $80.0 million, which is in addition to any other rights, remedies, or damages the nonbreaching party may have. If the Merger Agreement is terminated because Macy's has accepted a competing offer, then Macy's will be obligated to pay Federated, within five business days of the effective date of such termination, a cash fee of $80.0 million as liquidated damages in lieu of any other payments. If the Merger Agreement is terminated under certain other specified circumstances involving the failure of the creditors of the Macy's Debtors to accept the Plan and the consummation by Macy's of a transaction with a party that has made a competing offer outstanding prior to such termination, Macy's will be required to pay to Federated, within five business days of such consummation, a cash fee of $80.0 million as liquidated damages in lieu of any other payments, except that no such fee will be payable if Federated's stockholders have failed to adopt the Merger Agreement or, if at the time of the termination of the Merger Agreement, Federated is in material breach of the Merger Agreement.

    At the conclusion of a hearing held on September 29, 1994 to consider approval of the Disclosure Statement required pursuant to the Bankruptcy Code, the Bankruptcy Court ruled that, subject to certain modifications that are to be made to the Disclosure Statement, an order would be signed approving the statement.

3. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  THE COMPANY

    On July 15, 1986, the registrant and certain of its subsidiaries acquired R.
H. Macy & Co., Inc., a New York corporation ("Former Macy's"), in a leveraged buyout (the "Acquisition") through a merger of Macy Merger Corp. ("Merger Corp."), a direct and indirect subsidiary of Macy's, with and into Former Macy's. Macy's and certain of its subsidiaries, including Merger Corp., were formed to effect the Acquisition. Macy's is owned by a group of current and former management employees and other investors.

    On May 3, 1988, Macy's acquired the I. Magnin and Bullock's/Bullocks Wilshire divisions (the "New Divisions") of Federated. On that date, but prior to the acquisition by Macy's, Federated transferred the assets of the New Divisions to Bullock's Inc., Bullocks-Wilshire, Inc., Bullock's Specialty Stores, Inc., and I. Magnin, Inc. These subsidiaries then became wholly-owned subsidiaries of Macy's.

  PRINCIPLES OF CONSOLIDATION

    The accounts of all majority-owned subsidiaries are included in the consolidated financial statements and all intercompany balances and transactions are eliminated.

  CASH AND CASH EQUIVALENTS

    Macy's considers all short-term investments with an original or purchased maturity of three months or less as cash equivalents.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  RESTRICTED CASH

    Macy's has classified as restricted, certain cash and cash equivalents that are not fully available for use in operations. These cash and cash equivalents are primarily related to the Chapter 11 proceedings.

  MERCHANDISE INVENTORIES

    The value of merchandise inventories is determined by the lower of LIFO (last-in, first-out) cost using the retail inventory method or market for about 75% of the total inventory, and the lower of FIFO (first-in, first-out) cost using the retail inventory method or market for the balance of the inventory, principally women's ready-to-wear and electronics.

    Macy's includes in inventory the capitalization of certain indirect purchasing, merchandise handling, and inventory storage costs to better match sales with these related costs.

  PRE-OPENING EXPENSES

    Costs of opening new stores are expensed as incurred.

  INCOME TAXES

    Effective August 1, 1993, Macy's adopted Statement of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FASB 109"). Previously, income taxes were accounted for in accordance with Accounting Principles Board Opinion No. 11. Under the asset and liability method prescribed by FASB 109, deferred income taxes are provided for the tax effects of temporary differences between the financial reporting bases and the tax bases of assets and liabilities and are measured based upon currently enacted tax laws or rates. The cumulative effect of adopting FASB 109 at August 1, 1993 resulted in an increase to net income of $185,340,000 (see Note 18).

  INTANGIBLE ASSETS

    Intangible assets, which are included in other assets, are amortized on a straight-line basis over the lives of the assets as follows:

                                                               YEARS
                                                               -----
Customer lists..............................................   4-8
Macy's product development..................................    20

  PROPERTY AND EQUIPMENT

    Depreciation is computed on a straight-line basis over the shorter of estimated useful lives or lease terms. Capitalized leases and leasehold values are amortized over the respective lease terms.

  DEFERRED DEBT EXPENSE

    Deferred debt expense is amortized over the life of the related debt.

  EARNINGS/(LOSS) PER SHARE OF COMMON STOCK

    Earnings/(loss) per share of common stock attributable to common stockholders (after dividends and accretion on the Convertible Preferred Stock (redeemable)) is computed based upon the weighted average number of shares outstanding during the period. Fully diluted income per share is computed by dividing net income by the weighted average number of shares outstanding during the period assuming

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

the conversion of Convertible Preferred Stock (redeemable) into Common Stock. Such assumed conversion was antidilutive in fiscal years 1993 and 1992.

  SINGLE BUSINESS SEGMENT

    Macy's operates a retail department store business through 122 department stores in three regional store groups and operates certain specialty and close-out center stores. Because of the similarity of the nature of its merchandise business, Macy's considers itself to be a single business segment.

  OTHER POSTRETIREMENT BENEFITS

    Statement of Financial Accounting Standards Board Statement No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" ("FASB 106"), was adopted on August 1, 1993. This statement requires that employers record the expected cost of postretirement benefits other than pensions during the employees' active years of service. As of August 1, 1993, the accumulated postretirement obligation was approximately $204,000,000. The registrant is recording this obligation through amortization over a 20-year period. The incremental non-cash expense associated with the adoption of FASB 106 for the year ended July 30, 1994 was $20,681,000, including the amortization of the accumulated postretirement obligation of $10,195,000 (see Note 19).

  CHANGE IN FISCAL YEAR

    Macy's changed its fiscal year end from the Saturday closest to July 31 to the Saturday closest to January 31 effective for the year beginning July 31, 1994.

  RECLASSIFICATIONS

    Certain reclassifications have been made to prior years' financial statements to conform with classifications used in the current year.

4. MERCHANDISE INVENTORIES

    If inventories had been valued at the lower of FIFO cost or market, inventories would have increased by $119,235,000 and $102,563,000 at July 30, 1994 and July 31, 1993, respectively.

5. INTANGIBLE ASSETS

    Intangible assets are included in other assets as follows:

                                                   JULY 30,        JULY 31,
                                                     1994            1993
                                                  -----------    ------------
Customer lists.................................   $11,295,000    $135,409,000
Macy's product development.....................    43,928,000      38,223,000
                                                  -----------    ------------
                                                   55,223,000     173,632,000
Less: accumulated amortization.................    25,812,000     130,449,000
                                                  -----------    ------------
                                                  $29,411,000    $ 43,183,000
                                                  -----------    ------------
                                                  -----------    ------------

    Fully amortized intangible assets were offset against the related accumulated amortization.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                   JULY 30,        JULY 31,
                                                     1994            1993
                                                 ------------    ------------
Merchandise, expenses, and construction
accounts payable..............................   $657,410,000    $686,677,000
Accrued interest..............................        399,000         606,000
Accrued taxes, other than income taxes........     74,944,000      81,851,000
Accrued wages.................................     20,667,000      26,049,000
Customers' deposits and miscellaneous.........     87,747,000      79,309,000
                                                 ------------    ------------
                                                 $841,167,000    $874,492,000
                                                 ------------    ------------
                                                 ------------    ------------

7. SHORT-TERM BORROWINGS

  POST-PETITION FINANCING (SEE ALSO NOTE 9)

    Pursuant to orders of the Bankruptcy Court entered on January 29, 1992 and February 13, 1992, the registrant obtained a debtor-in-possession financing arrangement under a Revolving Credit and Guaranty Agreement dated as of January 27, 1992 (as subsequently amended through March 31, 1993, the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy's Debtors, as guarantors, Chemical Bank, as administrative agent, and Bankers Trust Company, as co-agent, and other financial institutions to become parties thereto. The Post-Petition Credit Agreement established a working capital facility consisting of revolving credit loans and letters of credit in the aggregate maximum amount of $600,000,000, inclusive of a sub-limit of $250,000,000 for standby and documentary letters of credit of which no more than $30,000,000 could be used for standby letters of credit. The Post-Petition Credit Agreement was scheduled to terminate pursuant to its original terms upon the earlier of (i) February 28, 1994 or (ii) substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries. Borrowings under the working capital facility may be used to fund working capital, inventory purchases, capital expenditures, and for other general corporate purposes of the Macy's Debtors. The Post-Petition Credit Agreement includes restrictions on capital expenditures and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation, and amortization as defined within the Post-Petition Credit Agreement).

    On August 12, 1993 the Post-Petition Credit Agreement was amended and restated on similar terms pursuant to an Amended and Restated Credit and Guaranty Agreement, among Macy's, as Borrower, the Macy's Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions party thereto (the "Amended and Restated Post-Petition Credit Agreement"), which agreement was approved by a Bankruptcy Court order dated September 8, 1993. Under the Amended and Restated Post-Petition Credit Agreement, Macy's working capital facility (the "Working Capital Facility") consisting of revolving credit loans and letters of credit was reduced from a maximum of $600,000,000 to $550,000,000, inclusive of a sublimit of $250,000,000 for standby and documentary letters of credit of which no more than $30,000,000 may be used for standby letters of credit. In August 1994, Macy's voluntarily reduced the Working Capital Facility to $450,000,000 reflecting its reduced borrowing requirements thereunder. The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries.

    Claims in respect of indebtedness incurred by the Macy's Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SHORT-TERM BORROWINGS--(CONTINUED)

    The Amended and Restated Post-Petition Credit Agreement provides that advances made under the Working Capital Facility will bear interest at a rate of 1.5% per annum in excess of Chemical Bank's Alternative Base Rate ("ABR") (which was 7.25% at July 30, 1994), or at Macy's option, at a rate of 2.5% per annum in excess of the reserve adjusted London Interbank Offered Rate ("LIBOR") for interest periods of one, three, or six months (which was 4.50%, 4.875%, or 5.3125%, respectively, at July 30, 1994). Interest on ABR loans and three and six month LIBOR loans are payable quarterly and interest on one month LIBOR loans is payable at maturity.

    Under the Amended and Restated Post-Petition Credit Agreement, Macy's is obligated to pay a commitment fee of 1/2 of 1% per annum on the unused portion of the Working Capital Facility, a letter of credit fee, and certain other fees. There were no outstanding revolving credit borrowings and $118,775,000 of letters of credit outstanding under the Working Capital Facility at July 30, 1994. Unamortized deferred debt expense of $2,437,000 was included in the caption "Other Assets" at July 30, 1994. At July 31, 1993 outstanding revolving credit borrowings and letters of credit under the Working Capital Facility were $65,900,000 and $116,905,000, respectively (excluding unamortized deferred debt expense of $3,202,000).

8. OBLIGATIONS SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

    Obligations of the Macy's Debtors that are expected to be settled as part of a plan of reorganization are separately classified in the Consolidated Statements of Financial Condition as of July 30, 1994 and are as follows:

Accounts payable and accrued liabilities...................   $  701,650,000
Accrued interest on long-term debt.........................      480,541,000
Secured debt (Note 9)......................................    2,318,931,000
Unsecured debt (Note 9)....................................    1,265,611,000
Obligations under capitalized leases (Note 20).............       11,032,000
Convertible Preferred Stock (redeemable) (Note 10).........      637,315,000
Other liabilities..........................................      224,730,000
                                                              --------------
                                                              $5,639,810,000
                                                              --------------
                                                              --------------

    Obligations Subject to Settlement Under Reorganization Proceedings include substantially all of Macy's pre-petition short and long-term debt. As discussed in Note 1, payments of these obligations are stayed while the Macy's Debtors continue to operate as debtors-in-possession.

    The increase in Obligations Subject to Settlement Under Reorganization Proceedings from July 31, 1993 to July 30, 1994 was primarily due to the accrual of interest expense on certain pre-petition secured debt.

    Generally, interest on pre-petition debt does not accrue after the commencement of the Chapter 11 case. If the debts are secured by property with a fair market value that is greater than the amount of the debt, interest may accrue up to the value of the collateral. Through substantially all of fiscal 1994, Macy's accrued interest on its secured debt pending obtaining an estimate of the fair market value of the property securing such debt. Following negotiations with representatives of the various secured lenders and the development of the Plan in July, Macy's revised its estimates for the post-petition accrued interest that would be paid for fiscal 1994 and prior years upon confirmation of the Plan resulting in the secured debt plus post-petition interest through July 30, 1994 equaling the estimated

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. OBLIGATIONS SUBJECT TO SETTLEMENT UNDER REORGANIZATION
PROCEEDINGS--(CONTINUED)

amount due for such debt and interest as of such date under the Plan. Accordingly, post-petition interest of $61,250,000 (contractual interest) with respect to fiscal 1994 and $57,460,000 with respect to prior years and relating to the Swiss Financing, the Ten Store Financing, and the Warehouse Financing (see Note 9) was reversed through reductions in interest expense and reorganization items, respectively. Interest expense on certain other pre-petition secured debt continues to be accrued but remains subject to settlement. Such accrual of interest on secured indebtedness is being recorded at the interest rates applicable under the respective loan agreements without regard to default and penalty provisions contained therein (see Note 14).

    Macy's has ceased accruing interest expense on its unsecured debt. Contractual interest not recorded on such unsecured debt aggregated $215,233,000, $203,518,000, and $99,442,000 for the fiscal years ended July 30,
1994, July 31, 1993, and August 1, 1992.

    Numerous claims have been asserted in respect of various pre-petition obligations, which claims individually or in the aggregate may be material and may not currently be reflected as obligations subject to settlement. The last day on which these claims could be filed against the Macy's Debtors, with certain exceptions, was December 15, 1992, and over 17,000 claims aggregating an amount substantially in excess of the amounts reported in the Consolidated Statements of Financial Condition under the caption Obligations Subject to Settlement Under Reorganization Proceedings were filed by such date. Based on reviews through July 30, 1994, Macy's believes that a number of these claims are duplicative of and/or supersede claims previously asserted. In addition, claims have been filed which do not state a specific claim amount or as to which a specific claim amount is not readily determinable. Pursuant to Bankruptcy Court orders entered in 1993 and 1994, certain exact duplicate claims and late claims were expunged. Claims will continue to be reviewed and analyzed by Macy's as part of the claims reconciliation process and objections filed as required. As this review process continues, the aggregate amount included in the estimate of pre-petition date obligations subject to settlement may increase or otherwise be adjusted to reflect the ongoing analyses of claims filed and the aggregate amounts which may be allowed in respect thereof. Macy's has received claims relating to termination of various interest rate protection agreements on pre-petition liabilities aggregating approximately $138,000,000. Provisions for $54,115,000 and $83,695,000 were recorded in fiscal 1992 and 1993 and have been included in Obligations Subject to Settlement Under Reorganization Proceedings. In 1994, $33,695,000 of the 1993 provision was reversed based on the comparison of such provision and the amount included in the Plan. This reversal was included as a reduction of Reorganization Items--net in the Consolidated Statements of Operations for fiscal year 1994.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) and has included the Convertible Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in Obligations Subject to Settlement Under Reorganization Proceedings. Under applicable bankruptcy law, the holders of the Convertible Preferred Stock of the registrant are not considered creditors.

    The unsecured debt amount included in Obligations Subject to Settlement Under Reorganization Proceedings does not include $5,000,000 of 14 1/2% Senior Subordinated Debentures, $241,931,000 of 14 1/2% Subordinated Debentures, and $187,769,000 of 16 1/2% Junior Subordinated Discount Debentures purchased in fiscal 1991 by Macy Financial, Inc. ("MFI"), a wholly-owned subsidiary of Macy's and also a debtor-in-possession. The capital stock of MFI, as well as such debentures, were pledged to the pre-petition banks under the pre-petition Macy Bank Agreement (see Note 9).

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS

    The financing arrangements consist of the following:

                                                  AS OF JULY 30, 1994                           AS OF JULY 31, 1993
                                      --------------------------------------------  --------------------------------------------
                                                          LESS                                          LESS
                                                      UNAMORTIZED                                   UNAMORTIZED
                                                        DEFERRED         NET                          DEFERRED         NET
                                      CARRYING VALUE  DEBT EXPENSE  CARRYING VALUE  CARRYING VALUE  DEBT EXPENSE  CARRYING VALUE
                                      --------------  ------------  --------------  --------------  ------------  --------------
Post-Petition Financing
Working Capital Facility (Note 7).... $     --        $   --        $     --        $   65,900,000  $ 3,202,000   $   62,698,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      --------------  ------------  --------------  --------------  ------------  --------------
Pre-Petition Financings
Secured Debt:
 Macy Revolving Credit Facility...... $  128,358,000  $   --        $  128,358,000  $  128,358,000  $ 3,011,000   $  125,347,000
 Prudential Financing................    802,161,000   16,891,000      785,270,000     811,672,000   20,371,000      791,301,000
 Swiss Financing.....................    553,750,000    9,830,000      543,920,000     553,750,000   12,288,000      541,462,000
 Ten Store Financing.................    180,761,000    1,683,000      179,078,000     180,761,000    2,201,000      178,560,000
 Warehouse Financing.................     53,200,000    1,363,000       51,837,000      53,200,000    1,497,000       51,703,000
 Six-Year Term Loan..................    170,000,000      --           170,000,000     170,000,000      --           170,000,000
 Purchase Note.......................    401,408,000      --           401,408,000     401,408,000      858,000      400,550,000
 Mortgage Notes......................     62,190,000       70,000       62,120,000      62,350,000       98,000       62,252,000
   Less imputed interest as a result
     of the Acquisition..............     (3,060,000)     --            (3,060,000)     (3,292,000)     --            (3,292,000)
                                      --------------  ------------  --------------  --------------  ------------  --------------
     Total Pre-Petition Secured
       Debt..........................  2,348,768,000   29,837,000    2,318,931,000   2,358,207,000   40,324,000    2,317,883,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
Unsecured Debt:
 Senior Subordinated Debentures......    379,000,000      --           379,000,000     379,000,000      --           379,000,000
 Subordinated Debentures.............    383,434,000      --           383,434,000     383,434,000      --           383,434,000
 Junior Subordinated Discount
   Debentures........................    503,177,000      --           503,177,000     503,177,000      --           503,177,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
     Total Pre-Petition Unsecured
       Debt..........................  1,265,611,000      --         1,265,611,000   1,265,611,000      --         1,265,611,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      $3,614,379,000  $29,837,000   $3,584,542,000  $3,623,818,000  $40,324,000   $3,583,494,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      --------------  ------------  --------------  --------------  ------------  --------------

    Prior to the commencement of the Chapter 11 cases, Macy's entered into the following financing arrangements. The descriptions of the following financing arrangements are based on the original contractual terms and maturities. As a result of the commencement of the Chapter 11 cases, Macy's is in default of these financing arrangements and the obligations in respect thereof remain subject to settlement. (See Note 1).

  PRE-PETITION BANK CREDIT ARRANGEMENTS

    Prior to the commencement of the Chapter 11 cases, Macy's was party to a Bank Credit Agreement which was originally dated as of July 10, 1986 and was amended and restated as of April 27, 1988 (as subsequently amended the "Macy Bank Agreement"). The Macy Bank Agreement established a Macy's revolving working capital line of credit ("Macy Revolving Credit Facility"), a six-year term loan, and an Acquisition Letter of Credit.

  MACY REVOLVING CREDIT FACILITY

    The Macy Revolving Credit Facility provided a six-year revolving working capital line of credit subject to certain sublimits, not to exceed $587,700,000. Borrowings as of July 30, 1994 and July 31, 1993 were $128,358,000 (excluding unamortized deferred debt expense of $3,011,000 as of July 31,

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS--(CONTINUED)

1993), and are included in Obligations Subject to Settlement Under Reorganization Proceedings. The Macy Revolving Credit Facility was a six-year facility and would have terminated in April 1994. The Macy Revolving Credit Facility bears interest at a rate per annum equal to 1.25% plus the Base Rate (a floating rate of interest publicly announced by Chemical Bank, or, at Macy's option, 2.25% plus the Eurodollar Rate (as defined in the Macy Bank Agreement, which definition gives weight to the Eurodollar Reserve Percentage as therein defined). Interest is computed on the basis of a year of 360 days and is payable monthly in arrears for Base Rate borrowings and at the end of an Interest Period (as defined in the Macy Bank Agreement) for Eurodollar Rate borrowings. The facility was secured by the capital stock of certain of Macy's U.S. subsidiaries, certain receivables, certain tangible personal property (other than inventory) and general intangibles, junior liens on certain Macy's stores, and substantially all of Macy's other real property.

  SENIOR REAL ESTATE DEBT

    Senior real estate debt includes the following:

    a) Prudential Financing

    In 1986, Macy's and various subsidiaries of Macy's received $800,000,000 of mortgage financing provided by The Prudential Insurance Company of America ("Prudential Financing"). These loans are, by their terms, nonrecourse participating loans secured by the first or second mortgages on 68 of Macy's department stores; however, under the Bankruptcy Code, by virtue of Macy's Chapter 11 cases, these loans may have become recourse loans. Each of the loans has a term of 15 years and bears interest at a 12% rate (the "Note Rate"). The lender receives semi-annual cash payments equal to the greater of (i) 9% per annum of the loan balance (including accrued interest) for the first three years, stepping up 1% each year thereafter until such rate becomes 12% (in the sixth year), and thereafter remaining at 12% until maturity, or (ii) a percentage in the range of 1.33% to 1.37% of each of the four regional store group subsidiaries' (as of the date of the Acquisition) annual gross retail sales (such greater amount being referred to as the "Pay Rate"). The dollar amount of any excess of the Note Rate over the Pay Rate will be added to the loan balance and will bear interest at the Note Rate (an "Accrual"). In the event that the Pay Rate exceeds the Note Rate, the Pay Rate is capped at 13% of the loan balance (including accrued interest) on a divisional basis (i.e., regional store group subsidiaries). To the extent the Pay Rate exceeds the Note Rate, such excess may be utilized to pay down the Accrual balance with any further excess being paid as additional interest. At maturity, the lender was scheduled to receive additional interest based on a percentage of the increase in real estate value (determined on the basis of retail sales) of the applicable store securing such debt. The accrual of additional interest was recorded and compounded annually as noncash interest until July 1991 (see Note 14).

    On December 31, 1993, FNC acquired from the Prudential Insurance Company of America ("Prudential") 50% of certain claims of Prudential against the Macy's Debtors arising under the Prudential Financing in the original principal amount of $800 million and certain other mortgage loans in the aggregate original principal amount of approximately $21 million (such amount is included in Mortgage Notes) (collectively, the "Prudential Claims").

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS--(CONTINUED)

    During fiscal 1994, Macy's repaid $9,511,000 of the outstanding balance of the Prudential Financing from the proceeds of two stores closed and sold subsequent to the commencement of the Chapter 11 cases.

    b) Swiss Financing

    In 1988 and 1989, various subsidiaries of Macy's received approximately $565,000,000 of mortgage financing provided by Swiss Bank Corporation and certain other financial institutions ("Swiss Financing"). These loans are secured by certain real estate owned by such subsidiaries and bear interest at an overall interest rate cost of approximately 10.4%. The repayment of the outstanding principal is due in June 1998.

    c) Ten Store Financing

    In 1987, various subsidiaries of Macy's received $180,000,000 of proceeds from nonrecourse indebtedness secured by ten stores (the "Ten Store Financing") through the issuance of commercial paper by Macy Special Real Estate Capital Corp. ("Special Real Estate"), a wholly-owned special purpose subsidiary of Macy's. The assets of Special Real Estate will only be available to Macy's after Special Real Estate's obligations to its creditors have been satisfied. Citibank, N.A. issued a letter of credit in support of the commercial paper. The registrant used $55,000,000 of the proceeds to make a prepayment on the amount then outstanding under its former six-year term loan and repurchased certain subordinated indebtedness at an aggregate purchase price of approximately $45,000,000. Macy's entered into fixed rate protection agreements in respect of this indebtedness, the effect of which, together with a related option, provides Macy's with an overall interest rate cost of approximately 10% per annum. The payment of the outstanding principal amount is due in May 1997.

    As a result of the commencement of the Chapter 11 cases, Special Real Estate ceased issuing commercial paper. Pursuant to a credit support arrangement entered into in 1987, the outstanding commercial paper was retired through the proceeds of the repurchase by an affiliate of Citibank, N.A. of a participation held by Special Real Estate in the loans evidencing the Ten Store Financing. Additionally, the fixed rate protection agreements were terminated.

    d) Warehouse Financing

    Concurrently with the sale of accounts and receivables to General Electric Capital Corp. ("GE Capital"), GE Capital made a 15-year loan to three subsidiaries of Macy's in an aggregate principal amount of $44,100,000. This loan bore interest until October 15, 1991 at an annual rate of 10.5%. Commencing June 10, 1992, this loan amortizes ratably over its remaining 14 years. On October 15, 1991, an additional loan of $9,100,000 was made and the annual interest rate changed to 10.44% on the aggregate principal outstanding of $53,200,000. These loans are secured by certain real estate owned by the borrowers and generally are non-recourse except with respect to payment of interest and certain environmental matters, which recourse obligations have been guaranteed by Macy's.

  SIX-YEAR TERM LOAN

    The six-year term loan bears interest at a rate per annum equal to 1.25% plus the Base Rate or, at Macy's option, 2.25% plus the Eurodollar Rate. Such interest is computed on the basis of a year of 360

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS--(CONTINUED)

days and is payable monthly in arrears for Base Rate borrowings and at the end of an Interest Period (as defined in the Macy Bank Agreement) for Eurodollar Rate borrowings, and is subject to reduction based on terms and conditions set forth in the Macy Bank Agreement. The principal was payable in semi-annual installments.

    The six-year term loan is secured by the capital stock of certain of Macy's U.S. subsidiaries, certain receivables, certain tangible personal property (other than inventory) and general intangibles, junior liens on certain Macy's stores, and substantially all of Macy's other real property.

    The Macy Bank Agreement gave the banks the option under certain circumstances to require the termination of Macy's overfunded pension plan upon an event of default in respect of specific operating ratios and cash flow coverage requirements. As a result of the Chapter 11 filings, Macy's is in default of the Macy Bank Agreement and the banks' remedies under these agreements are stayed.

  PURCHASE NOTE

    As part of the consideration paid for the acquisition of the New Divisions, Macy's issued a $400,000,000 Note to Federated which was assigned to a third party. The Note was due and payable in three equal installments beginning May 3, 1997. The Note bore interest at a rate per annum equal to the three month LIBOR Rate plus .5% or at the Alternative LIBOR Rate (both defined in the Note). Interest is computed on the basis of a year of 360 days and is payable quarterly in arrears. As part of the Macy Bank Agreement, an Acquisition Letter of Credit was issued in support of the Note for a period of six years. Additionally, Macy's entered into fixed rate protection agreements in respect of the indebtedness under the Note, the effect of which, together with the cost of the Letter of Credit, would provide Macy's with an annual overall interest rate cost of 12.65%.

    As a result of the commencement of the Chapter 11 cases, the Acquisition Letter of Credit was drawn for the beneficiary thereof in the amount of $400,000,000 plus accrued interest in satisfaction of the Purchase Note. Pursuant to the terms of the Macy Bank Agreement, Macy's is obligated to reimburse the lenders who funded the Acquisition Letters of Credit. Additionally, the fixed rate protection agreements were terminated as a result of the commencement of the Chapter 11 case.

    At July 30, 1994, Macy's is currently recording interest at an annual rate of 7.25% on the obligations under the Macy Bank Agreement.

  SENIOR SUBORDINATED DEBENTURES

    The senior subordinated debentures bore interest at 14.5% per annum, payable semi-annually, and mature on October 15, 1998. Such debentures are redeemable at Macy's option on or after October 15, 1991, initially at 107.5% of their principal amount, declining to 100% on or after October 15, 1996, and will be entitled to the benefit of a sinking fund beginning October 15, 1994, in annual installments of $80,000,000, calculated to retire 80% of their principal amount prior to maturity.

    In 1991, Macy's or a subsidiary repurchased $5,000,000 principal amount of senior subordinated debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $16,000,000 principal amount of senior subordinated debentures from a portion of the proceeds of the Ten Store Financing.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS--(CONTINUED)

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the senior subordinated debentures has not been accrued after January 27, 1992.

  SUBORDINATED DEBENTURES

    The subordinated debentures bore interest at 14.5% per annum, payable semi-annually, and mature on November 15, 2001. Such debentures are redeemable at Macy's option on or after November 15, 1991, initially at 105% of their principal amount, declining to 100% on or after November 15, 1993, and will be entitled to the benefits of a sinking fund in annual installments of $130,000,000 beginning November 15, 1997, calculated to retire 80% of their principal amount prior to maturity.

    In 1991, Macy's or a subsidiary repurchased $247,431,000 principal amount of subordinated debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $19,135,000 principal amount of subordinated debentures from a portion of the proceeds of the Ten Store Financing.

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the subordinated debentures has not been accrued after January 27, 1992.

  JUNIOR SUBORDINATED DISCOUNT DEBENTURES

    Macy's issued $910,150,000 principal amount of junior subordinated discount debentures maturing on November 15, 2006 for proceeds of $300,003,000. Such debentures bear no interest for the first seven years and bear interest at 16.5% payable semi-annually commencing November 15, 1993. The discount rate for these debentures has been assumed to provide a yield to maturity of approximately 16.5% on a semi-annual basis. Such debentures are entitled to the benefits of a sinking fund beginning November 15, 2002, in annual installments of $182,030,000, calculated to retire 80% of the issue prior to maturity. These debentures are redeemable at Macy's option at any time at 100% of their principal amount.

    In 1991, Macy's or a subsidiary repurchased $253,822,000 face amount ($170,814,000 accreted value) of junior subordinated discount debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $21,900,000 face amount of junior subordinated discount debentures from a portion of the proceeds of the Ten Store Financing.

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the junior subordinated discount debentures has not been accrued after January 27, 1992.

  MORTGAGE NOTES

    The average rate of interest approximated 8.6% and 8.8% (ranging from 4.7% to 12.0%) for 1994 and 1993.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FINANCING ARRANGEMENTS--(CONTINUED)

    The net book value of the property subject to mortgages amounted to approximately $2,102,390,000 at July 30, 1994. Such net book value may not reflect the fair market value of such property.

                                     * * *

    Substantially all assets, other than cash and inventory, are pledged as collateral at July 30, 1994.

  INTEREST RATE PROTECTION ARRANGEMENTS

    Prior to the Petition Dates, Macy's had entered into interest rate swap and cap arrangements in the management of interest rate exposure. In 1992, the differential to be paid or received was accrued as an interest rate charge and was recognized as an adjustment to interest expense. All interest rate protection arrangements were terminated at the commencement of the Chapter 11 cases as a result of the default provisions under the loan arrangements.

10. PREFERRED STOCK

    Macy's certificate of incorporation provides for 25 million authorized shares of Preferred Stock, par value $1.00 per share, of which nine million shares constitutes Convertible Participating Preferred Stock (redeemable) ("Series I Preferred Stock"), one million shares constitutes Convertible Participating Preferred Stock Series II (redeemable) ("Series II Preferred Stock"), and seven million shares constitutes Convertible Participating Preferred Stock Series III (redeemable) ("Series III Preferred Stock"). (Series I Preferred Stock, Series II Preferred Stock, and Series III Preferred Stock are collectively referred to in these notes as "Preferred Stock" and in the consolidated financial statements as "Preferred Stock").

    The certificate of incorporation authorizes the Board of Directors to fix the conditions and terms of shares of Preferred Stock prior to their issuance. On July 15, 1986, Macy's sold 7,494,465 shares of Series I Preferred Stock with a Base Liquidation Preference of $39.62 per share. Between August 1990 and February 1991, Macy's sold 211,506 shares of Series II Preferred Stock with a Base Liquidation Preference of $159.05 per share and, between December 1990 and April 1991, 5,298,330 shares of Series III Preferred Stock with a Base Liquidation Preference of $31.81 per share. All sales of Preferred Stock have been made in private placements.

    The right to convert Preferred Stock at the option of the holder into Common Stock on a one-to-one basis began on July 15, 1988 and ended for the Series I Preferred Stock and Series II Preferred Stock on July 15, 1993; such conversion right with respect to the Series III Preferred Stock continues until December 18, 1997. No preferred shares have been converted into Common Stock. The Preferred Stock is redeemable at the option of Macy's after the end of applicable optional conversion period ("Conversion Expiration Date") at various percentages of the Base Liquidation Preference of the particular series until mandatory redemption on the thirteenth anniversary of the Conversion Expiration Date.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. PREFERRED STOCK--(CONTINUED)

    The difference between the carrying value of certain of the Preferred Stock Series I at date of issue and the mandatory redemption value was recorded through periodic accretions using the interest method until the commencement of the Chapter 11 case. The related charge flowed through the deficiency in net assets.

    Except for special class voting rights of the Preferred Stock, each share of Preferred Stock entitles the holder thereof to one vote on all matters whatsoever which may be the subject of proper action by stockholders of Macy's together with the holders of Common Stock voting as a single class, subject to the terms of the Non-Management Stockholders' Agreement dated as of July 15, 1986, as amended, and of the Voting Trust Agreement dated as of July 15, 1986 in respect of certain Common Stock.

    Cumulative quarterly dividends (the "Preferred Dividend") were provided for at an annual dividend rate of 8% of the Base Liquidation Preference for the particular series involved, as and when declared by the Board of Directors; and also, a dividend (the "Participating Dividend"), participating pari passu with the Common Stock in the payment of Common Stock dividends in an amount equal to the product of (i) 25% multiplied by a fraction, the numerator of which is the number of shares of Preferred Stock then outstanding and the denominator of which is the number of shares of Preferred Stock outstanding at July 15, 1986, multiplied by (ii) the aggregate amount declared available for dividends on the Common Stock and Preferred Stock after payment of the Preferred Dividend. It is provided that Macy's may not pay dividends to the Common stockholders, unless all accrued Preferred Dividends have been paid or declared and provided for.

    Any unpaid accrued Preferred and Participating Dividends are forfeitable upon conversion of Preferred Stock. The holders of Preferred Stock are subject to a Non-Management Stockholders' Agreement dated as of July 15, 1986, as amended, which affects the exercise of various rights, including the voting and transferability of Preferred Stock and the Common Stock into which such Preferred Stock is convertible.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Preferred Stock (redeemable) and has included the Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in Obligations Subject to Settlement Under Reorganization Proceedings. For purposes of the Bankruptcy Code, the holders of the Preferred Stock of Macy's are not considered creditors. The Plan provides for cancellation of all existing capital stock and other equity interests of Macy's without payment of any consideration therefor.

11. COMMON STOCK

    On July 15, 1986, Macy's sold 1,750,000 shares of its Common Stock for either cash and/or the exchange of common shares of Former Macy's. In connection with their purchase of Common Stock, each purchaser of Common Stock entered into a Common Stock Subscription Agreement or a like agreement which contained certain transfer restrictions until the end of such agreements on July 15, 1996 or earlier under certain circumstances and, also, provisions regarding such stockholder's rights and/or obligations to sell the Common Stock back to Macy's or its designee upon termination of such stockholder's employment with Macy's or its affiliates (until July 15, 1993, generally in the Common Stock Subscription Agreements and until July 15, 1996 in "Stock Purchase, Agency and Restriction

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. COMMON STOCK--(CONTINUED)

Agreements"). The holders of such Common Stock also entered into a Voting Trust Agreement dated as of July 15, 1986 pursuant to which a ten-year voting trust was established.

    Dividends on Common Stock are provided for, as and when declared by the Board of Directors subject to the payment of the Preferred Dividends (see Note
10) and the restrictions as to the payment of dividends included in certain of the debt agreements. No dividends have been declared on Macy's Common Stock.

    The Plan provides for cancellation of all existing capital stock and other equity interests of Macy's without any payment of consideration therefor.

12. 1987 KEY EXECUTIVE STOCK INCENTIVE PROGRAM

    On June 15, 1987, the Board of Directors approved the 1987 Key Executive Stock Incentive Program (the "1987 Program"). In view of Macy's Chapter 11 case, the 1987 Program, which is described below, has become inactive. The 1987 Program consists of (i) the 1987 Participation Stock Option Plan, which provides for the grant of stock options not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended ("PSOs"), and (ii) the 1987 Stock Award Plan, which provides for awards of Common Stock ("Awards"). PSOs, unless determined otherwise, are exercisable in certain specified installments and for a period of seven years; the exercise price of each share granted under a PSO is determined at the date of grant. Awards may or may not be subject to certain terms, conditions, and restrictions and/or a purchase price. The maximum number of shares of Common Stock subject to the 1987 Program is the number of Reserved Management Shares (i.e., 92,105 unissued shares) plus such shares as shall be acquired by Macy's from employees or former employees or their permitted transferees pursuant to rights or obligations of Macy's under Common Stock subscription agreements or like agreements. The 1987 Program is designed to subject all Common Stock issued under its Plans (a) to the rights and restrictions on the Common Stock of Macy's currently operative as to holdings of existing Management Investors in July 1986 and (b) to the required inclusion of all Common Stock under the Voting Trust Agreement.

    For the years ended July 30, 1994 and July 31, 1993, the number of shares subject to options that were outstanding were 187,525. Stock options were held by 196 individuals at July 30, 1994. The exercise price for all shares under option is $20 per share. The Plan provides for cancellation of all existing capital stock and other equity interests of Macy's without payment of any consideration therefor.

13. NET RETAIL SALES

    Net retail sales include sales from licensed departments of $65,136,000, $67,004,000, and $83,038,000 for fiscal years 1994, 1993, and 1992, respectively.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. INTEREST EXPENSE--NET

                                                              FOR THE FISCAL YEARS ENDED
                                                   ------------------------------------------------
                                                   JULY 30, 1994    JULY 31, 1993    AUGUST 1, 1992
                                                   -------------    -------------    --------------
Cash interest expense:*
  DIP Facility interest.........................   $   7,826,000    $   8,086,000     $   2,346,000
  Mortgage interest.............................       5,328,000        5,495,000         6,767,000
  Imputed interest on capitalized leases........       6,904,000        4,225,000         3,715,000
  Macy Revolving Credit Facility................       9,734,000        9,409,000        19,443,000
  Six-year Term Loan............................      12,893,000       12,462,000        14,221,000
  Senior Subordinated Debentures................        --               --              26,996,000
  Subordinated Debentures.......................        --               --              27,641,000
  Senior Real Estate Debt.......................      97,517,000      146,862,000       178,986,000
  Purchase Note.................................      30,442,000       29,094,000        32,465,000
  Other interest expense........................       1,648,000        2,447,000           991,000
                                                   -------------    -------------    --------------
      Total cash interest.......................     172,292,000      218,080,000       313,571,000
                                                   -------------    -------------    --------------
Non-cash interest expense:
  Amortization of the discount on the Junior
    Subordinated Discount Debentures............        --               --              37,710,000
  Additional Interest on Senior Real Estate
    Debt-- participating loans**................        --            (26,212,000)      (39,448,000)
  Interest expense associated with deferred
    liabilities.................................         141,000          132,000           268,000
  Interest on taxes due.........................      12,500,000       27,578,000        23,500,000
  Amortization of deferred debt expense.........      16,533,000       19,862,000        18,583,000
  Other.........................................         232,000          362,000           726,000
                                                   -------------    -------------    --------------
      Total non-cash interest...................      29,406,000       21,722,000        41,339,000
                                                   -------------    -------------    --------------
Total Interest Expense..........................     201,698,000      239,802,000       354,910,000
                                                   -------------    -------------    --------------
Less:
  Interest income...............................         201,000          462,000           969,000
  Interest expense capitalized during
    construction................................       2,897,000        2,964,000         9,718,000
                                                   -------------    -------------    --------------
Interest Expense--Net...........................   $ 198,600,000    $ 236,376,000     $ 344,223,000
                                                   -------------    -------------    --------------
                                                   -------------    -------------    --------------

------------

 * Interest accrued but not paid on pre-petition indebtedness is considered cash interest expense.

** Includes reversal of prior years' expense of $26,212,000 and $52,884,000 in 1993 and 1992, respectively.

15. EARTHQUAKE LOSS

    On January 17, 1994, a major earthquake struck the Los Angeles, California area. Several of the Bullock's and I. Magnin stores that operate in this area experienced property damage, merchandise loss, and business interruption. The Bullock's Sherman Oaks and Northridge stores sustained extensive damage. The Sherman Oaks store is expected to be in complete operation by October 1994 while the Northridge store is expected to reopen in late 1995. The $15,000,000 loss recorded reflects the estimated damage and costs related to the earthquake in excess of insurance coverage. Insurance

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. EARTHQUAKE LOSS--(CONTINUED)

proceeds of $73,000,000 were applied against merchandise loss, property damage, business interruption, and other related costs.

16. UNUSUAL ITEMS--NET

    The unusual items--net in 1994 included (a) the costs incurred for organizational realignments ($8,292,000) and (b) the costs incurred for business restructuring ($11,208,000). The organizational realignment costs related to the consolidation of various departments and the streamlining of operations. The business restructuring costs related to the elimination of the sale of certain types of merchandise as well as the closing of certain furniture stores.

    The unusual items--net in 1993 included (a) the costs incurred for organizational realignments ($19,768,000), (b) the costs incurred for business restructuring ($9,597,000) offset by (c) a gain related to the sale of the registrant's aircraft ($9,110,000). The organizational realignment costs related to the consolidation of various departments and the streamlining of operations. The business restructuring costs relate to the elimination of the sale of certain types of merchandise in various geographic locations. These expenses include severance and other incremental expenses net of disposition proceeds and are part of the key business initiatives undertaken by Macy's beginning in fiscal 1992.

    The unusual items--net in 1992 included (a) the write-off of remaining excess of cost over fair value of the net assets acquired during the 1986 acquisition of Former Macy's and the 1988 acquisition for the New Divisions of Federated ($241,452,000), (b) costs incurred for Macy's East-West organizational realignment ($40,000,000), and (c) costs incurred in the one-time liquidation of certain aged inventory in temporary inventory liquidation facilities ($30,000,000). This one-time liquidation resulted from Macy's modification of inventory management policy for the department stores which led to the establishment of its inventory close-out operation, Macy's Close-Out.

    As a result of Macy's operating performance, its overall decline in financial condition, economic conditions, and an assessment of the prospects for specific stores, it appeared in fiscal 1992 that future sales, earnings, and cash flow amounts did not substantiate Macy's continuing to carry the remaining excess of cost over fair value of the net assets acquired on its consolidated statements of financial condition. Accordingly, Macy's wrote off the remaining balance in fiscal 1992.

    In February 1992, Macy's created two larger regional department store groups, Macy's East and Macy's West, which are comprised of certain operating subsidiaries. Macy's East consists of the Macy's Northeast, Inc. stores as well as the stores of Macy's South Inc. located in Alabama, Florida, Georgia, Louisiana, and South Carolina. Macy's West consists of the Macy's California, Inc. and Bullock's, Inc. stores as well as the stores of Macy's South, Inc. located in Texas. I. Magnin, Inc. was not affected by the realignment.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. REORGANIZATION ITEMS--NET

    The reorganization items--net occurring as a result of the Chapter 11 proceedings have been segregated from operations for the fiscal years ended July 30, 1994, July 31, 1993, and August 1, 1992. The major components of the reorganization items--net are:

                                                    FOR THE FISCAL    FOR THE FISCAL    FOR THE FISCAL
                                                      YEAR ENDED        YEAR ENDED        YEAR ENDED
                                                     JULY 30,1994      JULY 31,1993     AUGUST 1, 1992
                                                    --------------    --------------    --------------
Reversal of post-petition interest expense
  accruals on pre-petition secured debt (See Note
  8).............................................    $ (57,460,000)         --                --
Estimated expense/(reversal) of expense
  associated with swap breakage claims on certain
  asserted agreements (See Note 8)...............      (33,695,000)       83,695,000        54,115,000
Professional fees and other expenses directly
  related to the bankruptcy......................       22,716,000        21,538,000        14,388,000
Retention costs..................................        4,137,000        12,000,000          --
Estimated costs associated with the closing of
  certain stores and support facilities and
  estimated costs relating to additional vendor
  claims (1992)..................................       29,475,000        76,100,000       168,494,000
Restructuring costs..............................         --              21,500,000          --
Write-off of deferred debt expense related to
  unsecured long-term debt.......................         --                --              16,307,000
Write-off of Preferred Stock issuance costs......         --                --               8,280,000
Other............................................         --               2,150,000         2,274,000
                                                    --------------    --------------    --------------
                                                       (34,827,000)      216,983,000       263,858,000
Less: Interest earned on accumulated cash
  resulting from the Chapter 11 proceedings......        3,855,000         2,324,000         2,736,000
                                                    --------------    --------------    --------------
                                                     $ (38,682,000)    $ 214,659,000     $ 261,122,000
                                                    --------------    --------------    --------------
                                                    --------------    --------------    --------------

    The estimated costs associated with the closing of certain stores includes the write-off of remaining book value of assets, the related inventory liquidation costs, severance costs, post-closing store expenses, and other incremental expenses net of the estimated disposition proceeds.

18. INCOME TAXES

    The provision for income taxes includes the following amounts:

                                                        FISCAL 1994     FISCAL 1993    FISCAL 1992
                                                        ------------    -----------    -----------
Deferred federal income tax benefit..................   $ (1,628,000)   $   --         $   --
State and local taxes................................     (1,997,000)     1,000,000      1,000,000
                                                        ------------    -----------    -----------
      Total provision for income taxes/(benefit).....   $ (3,625,000)   $ 1,000,000    $ 1,000,000
                                                        ------------    -----------    -----------
                                                        ------------    -----------    -----------

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. INCOME TAXES--(CONTINUED)

    The reconciliation of taxes on income at the federal statutory rate to the actual amounts provided is as follows:

                                                        FISCAL 1994
                                                        ------------
Tax benefit computed at the Federal statutory
rates................................................   $(59,007,000)
Adjustment due to:
  Limitation on the utilization of tax benefits......     50,392,000
  Professional fees and other expenses directly
    related to the bankruptcy........................      6,987,000
                                                        ------------
Federal tax benefit..................................   $ (1,628,000)
                                                        ------------
                                                        ------------

    The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FASB 109") was adopted as of August 1, 1993. FASB 109 requires, in the year of adoption, an adjustment of certain assets and liabilities that resulted from certain business combinations such as the 1986 Acquisition. The adoption of FASB 109 resulted in a favorable cumulative effect income adjustment of $185,340,000. This statement requires that a deferred tax liability be recognized for the tax effects of taxable temporary differences and deferred tax assets for the tax effects of deductible temporary differences, tax credit carryforwards, and operating loss carryforwards. Tax expense in fiscal 1994 was calculated in accordance with FASB 109.

    Under prior accounting rules, an income tax benefit cannot be recognized for the losses incurred in 1993 and 1992 because the benefit is not expected to be recovered as an income tax refund or savings currently or in the near future.

    At July 30, 1994, Macy's had an estimated net operating loss carryover of $1,617,000,000 for Federal income tax purposes which includes approximately $636,904,000 of post-petition interest expense not reflected in the accompanying consolidated financial statements. The loss carryover will be available to offset future taxable income through 2009. There is no expiration date on approximately

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. INCOME TAXES--(CONTINUED)

$12,000,000 of the tax credit carryforwards. The tax effect of significant items comprising Macy's net deferred tax liability as of July 30, 1994 are as follows:

Operating loss carryforwards........................................   $ 565,977,000
Accrued liabilities.................................................     117,601,000
Tax credit carryforwards............................................      12,290,000
Capital leases......................................................      24,974,000
Other...............................................................      43,481,000
                                                                       -------------
    Subtotal........................................................     764,323,000
                                                                       -------------
Property and equipment differences between book and tax.............    (418,250,000)
Unrecorded post-petition interest...................................    (222,916,000)
Inventory...........................................................     (20,790,000)
Intangibles.........................................................     (10,068,000)
Other...............................................................     (32,086,000)
                                                                       -------------
    Subtotal........................................................    (704,110,000)
                                                                       -------------
Deferred tax asset..................................................      60,213,000
Valuation allowance.................................................     (78,933,000)
                                                                       -------------
Deferred tax liability..............................................   $  18,720,000*
                                                                       -------------
                                                                       -------------

------------

* Relates to state jurisdictions which have limitations on the utilization of net operating loss carryforwards.

    In 1993, Macy's announced that it reached an agreement with the Internal Revenue Service ("IRS") regarding federal income taxes arising from its audit of fiscal years 1984 through 1991; fiscal years 1992 and 1993 are currently being examined by the IRS. The IRS will have a priority claim for federal income tax of approximately $219 million inclusive of interest. Macy's estimates that its actual liability will be approximately $151 million due to the availability and carryback of certain net operating losses from fiscal year 1992. All appropriate amounts for the agreed-upon settlement with the IRS, including interest, and the related estimated state and local tax impact have been provided for and have been included with Other Liabilities in the caption Obligations Subject to Settlement Under Reorganization Proceedings.

    On September 28, 1994, the California Franchise Tax Board approved a settlement of approximately $17 million plus interest beginning on July 29, 1994 relating to the fiscal years 1976 through 1991. Such refund will be recorded as income in the first quarter of fiscal year 1995, will be offset against other amounts due to California, and will result in a net refund of approximately $4 million. The $17 million settlement has not been reflected in the consolidated financial statements as of July 30, 1994.

19. EMPLOYEE BENEFIT PLANS

  PENSION PLANS

    Macy's has a noncontributory pension plan which covers substantially all employees or employee groups meeting specified eligibility requirements. The benefits are based on years of service and/or

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. EMPLOYEE BENEFIT PLANS--(CONTINUED)

compensation in the five highest of the participant's last ten full years of employment. In general, with minor exceptions, Macy's funding policy has been to contribute annually the maximum contribution permitted for the plan under the full funding limitation of the Employee Retirement Income Security Act of 1974.

    The following tables summarize the plan's funded status as of July 30, 1994 and July 31, 1993 and the components of pension expense for the fiscal years 1994, 1993, and 1992:

                                           JULY 30,        JULY 31,
    FUNDED STATUS                            1994            1993
--------------------------------------   ------------    ------------
Actuarial present value of:
  Vested benefit obligation...........   $254,668,000    $239,619,000
                                         ------------    ------------
  Accumulated benefit obligation......    259,641,000     245,991,000
                                         ------------    ------------
  Projected benefit obligation........    340,522,000     322,551,000
                                         ------------    ------------
Plan assets at fair value*............    367,690,000     363,645,000
                                         ------------    ------------
Plan assets in excess of projected
  obligation..........................     27,168,000      41,094,000
                                         ------------    ------------
Unrecognized asset....................    (67,707,000)    (76,171,000)
                                         ------------    ------------
Unrecognized loss.....................     52,158,000      48,170,000
                                         ------------    ------------
Unrecognized prior service cost.......      1,162,000       1,306,000
                                         ------------    ------------
Prepaid pension costs.................   $ 12,781,000    $ 14,399,000
                                         ------------    ------------
                                         ------------    ------------

------------

* Plan assets consist primarily of fixed income securities and listed stocks.

    COMPONENTS OF PENSION EXPENSE                       1994            1993            1992
-------------------------------------------------   ------------    ------------    ------------
Service Cost.....................................   $ 16,871,000    $ 16,358,000    $ 15,254,000
Interest.........................................     24,557,000      25,012,000      22,550,000
Actual return on assets..........................    (31,868,000)    (17,853,000)    (24,957,000)
Amortization of unrecognized net asset...........     (8,463,000)     (8,463,000)     (8,463,000)
Amortization of unrecognized prior service
  cost...........................................        141,000         145,000         153,000
Asset (loss) deferred............................        379,000     (13,906,000)     (6,119,000)
Amortization of overfunding in pension plan
  recorded in connection with the Acquisition....      5,000,000       5,000,000       5,000,000
                                                    ------------    ------------    ------------
Pension expense..................................   $  6,617,000    $  6,293,000    $  3,418,000
                                                    ------------    ------------    ------------
                                                    ------------    ------------    ------------

    ACTUARIAL ASSUMPTION                                            1994    1993    1992
-----------------------------------------------------------------   ----    ----    ----
Rates of increase in compensation levels.........................    6%      6%      7%
Discount rate....................................................    8%      8%      9%
Expected long-term rate of return on plan assets.................    9%      9%      9%

    During 1993 and 1992, Macy's incurred a pension curtailment due to a reduction in the number of employees relating to the consolidation of certain operations and the closing of certain stores. The result was a curtailment gain of approximately $1,394,000 in 1993 and $3,500,000 in 1992.

    Also see Note 9, Six-Year Term Loan, for additional information regarding the plan's overfunded status.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. EMPLOYEE BENEFIT PLANS--(CONTINUED)
  SAVINGS AND PROFIT-SHARING PLANS

    Macy's also has a savings plan and a terminated profit-sharing plan. The savings plan fund consists of voluntary employee contributions, matching company contributions, and all related earnings. The savings plan expense was $4,827,000, $3,688,000, and $3,992,000 in 1994, 1993, and 1992. The balance in the savings plan fund at July 30, 1994 was $207,407,000. The balance in the profit-sharing fund at July 30, 1994 was $17,299,000. No contributions have been made to the profit-sharing fund since 1976.

  POSTRETIREMENT BENEFITS

    The Financial Accounting Standards Board Statement No. 106 entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FASB 106") was adopted on August 1, 1993. This statement requires that employers record the expected cost of postretirement benefits other than pensions during the employees active years of service. Macy's provides medical and life insurance benefits under various plans to certain retirees on a contributory/non-contributory basis.

    As of August 1, 1993, the accumulated postretirement obligation was approximately $204,000,000. Macy's is recording this obligation through amortization of the accumulated postretirement benefit obligation over a 20 year period.

    The following table sets forth the plans' status at July 30, 1994.

Accumulated Postretirement Benefit Obligations:
  Active--Ineligible.................................................   $ 88,950,000
  Active--Eligible...................................................      8,920,000
  Inactive...........................................................    124,727,000
                                                                        ------------
                                                                         222,597,000
Plan assets at fair value............................................        --
                                                                        ------------
Accumulated postretirement benefit obligation in excess of plan
  assets.............................................................    222,597,000
Less:
  Unrecognized transition obligation.................................    193,705,000
  Unrecognized loss..................................................      8,211,000
                                                                        ------------
Accrued Postretirement Benefit Cost..................................   $ 20,681,000
                                                                        ------------
                                                                        ------------

    Net periodic postretirement benefit cost for fiscal 1994 included the following components.

Service Cost..........................................................   $ 6,081,000
Interest Cost.........................................................    15,834,000
Amortizations of transition obligation over 20 years..................    10,195,000
                                                                         -----------
                                                                         $32,110,000
                                                                         -----------
                                                                         -----------

    For measurement purposes, a range of 11.5%-19.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate was assumed to decrease gradually to 6.0% for 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation as of July 30, 1994 by $19,252,000 and increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $3,209,000.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. EMPLOYEE BENEFIT PLANS--(CONTINUED)

    The weighted average discount rate used in determining the accumulated postretirement benefit obligations was 8.0% and the salary increase rate is age weighted on starting at age 20 at 8.0% decreasing to 4.5% at age 64.

    The amounts included as an expense for postretirement benefits under the previous accounting method were approximately $20,000,000 lower in fiscal years 1993 and 1992.

    In November 1992, the FASB issued Statement No. 112 entitled "Employers' Accounting for Post Employment Benefits" ("FASB 112"). This statement requires Macy's to recognize, during the employees active years of service, an obligation for post employment benefits provided to former or inactive employees after employment but before retirement. Macy's will adopt FASB 112 as of July 31, 1994 (fiscal year 1995) by recording a cumulative effect of a change in accounting. The cumulative effect (non-cash) of this charge is estimated to be $11,000,000.

20. COMMITMENTS

    a) Leases

    Macy's and its subsidiaries lease land and/or buildings, warehouses, and distribution facilities, and fixtures and store equipment for certain of their retail stores. The leases generally provide for the payment of real estate taxes and other related expenses and, in certain instances, increased rentals based on percentages of sales. The leases provide for option renewal periods, and some contain purchase options.

    Capitalized leases included in property and equipment consist of:

                                                                     JULY 30,       JULY 31,
                                                                       1994           1993
                                                                   ------------    -----------
Property and equipment..........................................   $111,145,000    $82,515,000
Accumulated depreciation........................................     42,394,000     29,397,000
                                                                   ------------    -----------
                                                                   $ 68,751,000    $53,118,000
                                                                   ------------    -----------
                                                                   ------------    -----------

    Future minimum lease payments and sublease rental receipts due under noncancelable leases as of July 30, 1994 are as follows:

                                                                                       SUBLEASES RELATED
                                                                                         PRIMARILY TO
                                                                                          CAPITALIZED
FISCAL YEAR                                  OPERATING LEASES    CAPITALIZED LEASES         LEASES
------------------------------------------   ----------------    ------------------    -----------------
  1995....................................     $ 53,346,000         $ 26,021,000              939,000
  1996....................................       52,655,000           19,085,000              939,000
  1997....................................       49,579,000           16,979,000              939,000
  1998....................................       48,588,000            7,403,000              939,000
  1999....................................       46,214,000            2,635,000              939,000
  2000 and thereafter.....................      365,574,000           30,383,000            4,425,000
                                             ----------------    ------------------    -----------------
                                               $615,956,000          102,506,000          $ 9,120,000
                                             ----------------                          -----------------
                                             ----------------                          -----------------
  Less imputed interest...................                            32,012,000
                                                                 ------------------
  Obligations under capitalized leases....                          $ 70,494,000*
                                                                 ------------------
                                                                 ------------------

------------

* Includes $11,032,000 recorded in the caption Obligations Subject to Settlement Under Reorganization Proceedings.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

20. COMMITMENTS--(CONTINUED)

    Rent expense consists of the following:

                                                      FISCAL 1994    FISCAL 1993    FISCAL 1992
                                                      -----------    -----------    ------------
Minimum rentals:
  Equipment leases.................................   $ 7,943,000    $10,492,000    $ 18,839,000
  Premise lease....................................    47,524,000     43,208,000      47,492,000
Contingent rentals*................................    43,498,000     39,852,000      34,292,000
                                                      -----------    -----------    ------------
                                                      $98,965,000    $93,552,000    $100,623,000
                                                      -----------    -----------    ------------
                                                      -----------    -----------    ------------

------------

* Including $3,858,000, $4,003,000, and $4,749,000 in fiscal years 1994, 1993, and 1992, respectively, applicable to capitalized leases.

    b) Data Processing and Information Services Arrangement

    Macy's has entered an agreement with the Federated Systems Group ("FSG"), formerly SABRE Group, a division of Federated, pursuant to which FSG will provide certain data processing and information services to Macy's. The Base Price (as defined) for the year that began September 1, 1992, was $59,600,000. The agreement provides for additional Supplemental Fees (as defined) for services in excess of the services included in the Base Price. The Base Price and Supplemental Fees are calculated on the basis of FSG's costs plus a return that covers profit and FSG's development investment. The agreement may be terminated by Macy's, at Macy's election, at intervals from and after September 1, 1997. The amount billed to Macy's was $63,435,000, $61,693,000, and
$37,375,000 in fiscal years 1994, 1993, and 1992, respectively.

    (c) Employment Arrangements

    Macy's has individual employment arrangements with the Chief Executive Officer, President, and the Chairman of Macy's West which contain terms of employment for 3 years for one officer and 5 years for two officers. Additionally, these arrangements provide salary, bonus, benefits, and provisions for termination and severance under certain circumstances.

    Macy's also has three-year employment arrangements with 116 executives in order to assure the organization of the continued services of such executives. Commitments for compensation under these agreements, exclusive of benefits provided therein, over the periods that are covered by the agreements (generally three years) totaled approximately $96,000,000. These arrangements provide for the executives to receive a base salary, bonus, and other certain benefits as well as provisions for severance in the event of termination as defined.

    Macy's also entered into a revised arrangement in May 1993 with a former officer, who is also a current director. This arrangement provides for services to be rendered to Macy's through July 31, 1995 and contains applicable terms for salary, current benefits, and post-employment and post-retirement benefits.

    The commitment for future salaries and an estimate for bonuses under these employment arrangements aggregated approximately $125,000,000 at July 30, 1994.

    In August 1994, Macy's and Federated agreed that Macy's may enter into severance, termination, or retention agreements or arrangements ("Program Agreements") with any of Macy's "Corporate

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

20. COMMITMENTS--(CONTINUED)

Office" employees, including those with three-year employment arrangements (as described above), provided that the cumulative amount of all payments and healthcare benefit accruals under Program Agreements would not exceed $32,000,000. The $32,000,000 maximum excludes any payments as may be due to the Chief Executive Officer and the President.

    On September 30, 1994, a $14,000,000 lump sum payment was made to the President of Macy's upon the termination of his employment. However, if the Merger is not effected, the lump sum payment will be returned to Macy's and the President will return to full-time employment under the terms of his employment arrangement. In addition, as of September 30, 1994, $7,000,000 has been paid under the Program Agreements referred to above, reducing the commitment under employment agreements by a total of $21,000,000.

21. RELATED PARTY TRANSACTIONS

    Macy's has transactions with certain related parties. They are as follows:

    a) GE Capital owns 19.2% of Macy's outstanding preferred stock.

   Macy's and its subsidiaries purchased supplies and entered into transactions relating to radio and television advertising in the net amount of approximately $2,315,000, $3,306,000, and $6,457,000 from affiliates of GE Capital in fiscal years 1994, 1993, and 1992, respectively.

   Macy's has an arrangement with GE Capital (from May 1991) or an affiliate in which GE Capital makes remittances to the Macy Operating Companies net of a discount in respect of purchases effected by Macy's customers using credit cards bearing tradenames used by Macy's. The net discount was $23,195,000, $27,704,000, and $20,536,000 in fiscal years 1994, 1993, and 1992, respectively.

   The Macy Operating Companies have secured loans from GE Capital in the aggregate amount of $53,200,000 at an annual interest rate of 10.44% (See
   Note 9--Warehouse Financing).

    b) Loews Corporation owns approximately 17.7% of Macy's outstanding preferred stock.

   Macy's and its subsidiaries purchased merchandise, entered into transactions relating to radio and television and television advertising, obtained hotel and related services, and purchased insurance from affiliates of Loews Corporation. The approximate total amount expenses was $5,100,000, $5,607,000, and $6,781,000 in fiscal years 1994, 1993, and 1992, respectively.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

22. QUARTERLY INFORMATION (UNAUDITED)

                                    AUGUST       NOVEMBER      FEBRUARY        MAY          FISCAL
                                  TO OCTOBER    TO JANUARY     TO APRIL      TO JULY         YEAR
                                  ----------    ----------    ----------    ----------    ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
52 weeks ended July 30,1994

Net retail sales...............   $1,438,987    $1,997,244    $1,339,327    $1,387,788    $6,163,346
Cost of goods sold, including
  occupancy and buying costs...    1,011,971     1,377,325       956,489     1,032,530     4,378,315
Unusual items--net.............       --            --            --            19,500        19,500
Earthquake loss................       --            --            35,000       (20,000)       15,000
Reorganization items--net......        8,068        11,585         6,049       (64,384)      (38,682)
Cumulative effect of an
  accounting change............      185,340        --            --            --           185,340
Net earnings/(loss)............       67,418        60,453      (157,301)       49,803        20,373
Primary earnings/(loss) per
  share*.......................        41.69         37.39        (97.28)        30.80         12.60
Fully diluted income per
  share*.......................         4.61          4.13        --              3.41          1.40

52 weeks ended July 31,1993

Net retail sales...............   $1,482,637    $2,037,250    $1,336,672    $1,443,423    $6,299,982
Cost of goods sold, including
  occupancy and buying costs...    1,037,988     1,426,338       950,894     1,046,725     4,461,945
Unusual items--net.............       (9,110)       --            --            29,365        20,255
Reorganization items--net......        8,422        13,407       109,692        83,138       214,659
Net earnings/(loss)............     (135,863)        8,909      (227,954)     (188,993)     (543,901)
Primary earnings/(loss) per
  share*.......................       (84.02)         5.51       (140.97)      (116.88)      (336.36)
Fully diluted income per
  share*.......................       --              0.61        --            --

52 weeks ended August 1, 1992
  Net retail sales.............   $1,601,271    $2,055,875    $1,304,899    $1,486,840    $6,448,885
Cost of goods sold, including
  occupancy and buying costs...    1,076,072     1,680,002       919,803     1,077,750     4,753,627
Unusual items..................       30,000       284,926        --            --           314,926
Reorganization items...........       --           102,861        90,720        67,541       261,122
Net loss.......................     (155,356)     (671,575)     (225,866)     (198,510)   (1,251,307)
Net loss per share*............      (101.29)      (417.57)      (139.68)      (122.79)      (782.13)

------------

* Each period is computed separately.

23. SUPPLEMENTARY DATA

    The following disclosure of the estimated fair value of financial instruments and related disclosure is made in accordance with the Financial Accounting Standards Board Statement No. 107 entitled "Disclosure about Fair Value of Financial Instruments." The statement requires all entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the consolidated statements of financial condition, for which it is practicable to estimate fair value.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

23. SUPPLEMENTARY DATA--(CONTINUED)

    The uncertainties related to the outcome of the Chapter 11 proceedings and resulting effect upon the ultimate value of assets and liabilities add significantly to the uncertain nature of any estimate of fair value.

    The following methods and assumptions were used where it is practicable to estimate fair value:

     (i) Cash and cash equivalents, restricted cash, current receivables, accounts payable, accrued liabilities, and short-term borrowings are all short-term in nature and their carrying amounts approximate fair value.

    (ii) Notes 1 and 2 discuss the uncertainties of the Chapter 11 proceedings and the Plan which significantly effect the estimated fair value of financial instruments included in Obligations Subject to Settlement Under Reorganization Proceedings. Settlement of these obligations and any related interest is subject to various approvals (See Note 2) by the Bankruptcy Court and other contingencies and other parties of interest and was not fair valued at July 31, 1993. Distributions to creditors of the Macy's Debtors under the Plan have an aggregate estimated assumed value of approximately $4.1 billion. Therefore, the amount utilized as fair value at July 30, 1994 for Obligations Subject to Settlement Under Reorganization Proceedings is based on this assumed value.

    (iii) The estimated fair value of Macy's unsecured debt which includes the 14 1/2% Senior Subordinated Debentures, the 14 1/2% Subordinated Debentures, and the 16 1/2% Junior Discount Debentures is based on quoted market prices at July 31, 1993 for those issues that are traded over the counter, and estimates provided by brokers for other issues. However, quoted market prices and broker estimates inherently include judgments concerning the outcome of the Chapter 11 proceedings, and do not represent Macy's opinion as to the amounts that will be received in respect thereof.

                              ESTIMATED FAIR VALUE
                                   (IN 000'S)

                                                    JULY 30, 1994              JULY 31, 1993
                                               ------------------------    ----------------------
                                                CARRYING                    CARRYING       FAIR
                                                 AMOUNT      FAIR VALUE      AMOUNT       VALUE
                                               ----------    ----------    ----------    --------
Cash and cash equivalents, restricted cash
  and current receivables...................   $  279,711    $  279,711    $  196,118    $196,118
Accounts payable, accrued liabilities,
  short-term borrowings, and income taxes
  payable...................................      841,677       841,677       937,592     937,592
Obligations Subject to Settlement Under
  Reorganization Proceedings................    5,639,810     4,100,000     5,568,603         N/A
Unsecured Debt included in Obligations
  Subject to Settlement Under Reorganization
  Proceedings:
14 1/2% Senior Subordinated Debentures......      379,000       284,400       379,000     135,019
14 1/2% Subordinated Debentures.............      383,434       131,000       383,434      59,432
14 1/2% Junior Subordinated Discount
  Debentures................................      634,428*       66,700       634,428*     45,996

------------

* Face Amount ($503,177,000 accreted value at July 30, 1994 and July 31, 1993)

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
                      EMPLOYEES OTHER THAN RELATED PARTIES

          COLUMN A             COLUMN B    COLUMN C    COLUMN D    COLUMN E      COLUMN F       COLUMN G
----------------------------   --------    --------    --------    --------    -------------    --------
                                                       BALANCE
                                                          AT                                    BALANCE
                                                       BEGINNING                                 AT END
                               INTEREST                   OF                    DEDUCTIONS         OF
       NAME OF DEBTOR            RATE      DUE DATE     PERIOD     ADDITIONS   (COLLECTIONS)     PERIOD
----------------------------   --------    --------    --------    --------    -------------    --------
                                                        (DOLLARS IN THOUSANDS)
52 Weeks ended July 30, 1994
 John Kent Anderson(A)......    --         12/24/01      $265       $--          $--              $265
 Sheila Arnold(A)...........    --         12/03/06       300        --               33           267
 Rudolph Borneo(A)..........    --         08/22/99       250         200         --               450
 Charles Chinni(A)..........    --         03/01/04       270         400            270(E)        400
 David Coonfield(A).........    --         08/03/02       150        --              150(F)       --
 Emily Denning(A)...........    --         11/08/06       109        --           --               109
 Burnett Donoho(A)..........    --         04/15/08       600        --           --               600
 Donald Eugene(A)...........    --               (H)      585        --           --               585
 Paul M. Fitzpatrick(A).....    --         03/02/99       235        --           --               235
 Joy Frommer(A).............    --         08/31/96       125        --           --               125
 John Gorham(A).............    --         10/31/01       245        --           --               245
 Kent Keish(A)..............    --         12/11/01       250        --           --               250
 James Kenney(A)............    --               (G)     --           400            400(G)       --
 Richard Leto(A)............    --         12/21/03      --           100         --               100
 Tim Lupfer(A)..............    --         08/04/03      --           150         --               150
 Michael Montanino(A).......    --         10/31/98       200        --           --               200
 William Moll(A)............    --         01/11/04      --           150         --               150
 Max Roberts(A).............    --         03/01/07       200        --           --               200
 Mary Lou Rogers(A).........    --         12/01/03      --           150         --               150
 Terry Schaefer(A)..........    --         05/24/04      --           200         --               200
 Tom Shull(A)...............    --               (G)      400        --              400(G)       --
 Felix Smith(A).............    --         07/31/97       275        --           --               275
 Michael Steinberg(A).......    --         07/31/96      --           400         --               400
 David Suliteanu(A).........    --         09/09/01       250        --           --               250
 Myron E. Ullman,
III(A)(B)...................    --         12/18/95       600        --              500(G)        100
 Michael Wirkkala(A)........    --         12/11/01       125        --           --               125

52 weeks ended July 31, 1993
 John Kent Anderson(A)......    --         12/24/01      $265       $--          $--              $265
 Sheila Arnold(A)...........    --         03/31/96       300        --           --               300
 Rudolph Borneo(A)..........    --         08/22/99       250        --           --               250
 Rose Marie Bravo(D)(A).....    --         07/21/99       300        --              300          --
 Charles Chinni(A)..........    --         03/01/04       270        --           --               270
 David Coonfield(A).........    --         08/03/02      --           150         --               150
 Emily Denning(A)...........    --         11/08/06       109        --           --               109
 Burnett Donoho(A)..........    --         04/15/08      --           600         --               600
 Donald Eugene(A)...........    --               (H)      585        --           --               585
 Paul M. Fitzpatrick(A).....    --         03/02/99       235        --           --               235
 Joy Frommer(A).............    --         08/31/96       125        --           --               125
 John Gorham(A).............    --         10/31/01       245        --           --               245
 Gary Guthrie(A)............    --         10/24/01       189        --               94            95
 David Herman(A)............    --         10/28/01       155        --               73            82
 Kent Keish(A)..............    --         12/11/01       250        --           --               250
 Michael Montanino(A).......    --         10/31/98       200        --           --               200
 Max Roberts(A).............    --         03/01/07       200        --           --               200
 Tom Shull(A)...............    --               (G)     --           400         --               400
 Felix Smith(A).............    --         07/31/97       350        --               75           275
 David Suliteanu(A).........    --         09/09/01       250        --           --               250
 Myron E. Ullman,
III(A)(B)...................    --         11/01/18       600        --           --               600
 Michael Wirkkala(A)........    --         12/11/01       125        --           --               125

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
               EMPLOYEES OTHER THAN RELATED PARTIES--(CONTINUED)

          COLUMN A             COLUMN B    COLUMN C    COLUMN D    COLUMN E      COLUMN F       COLUMN G
----------------------------   --------    --------    --------    --------    -------------    --------
                                                       BALANCE
                                                          AT                                    BALANCE
                                                       BEGINNING                                 AT END
                               INTEREST                   OF                    DEDUCTIONS         OF
       NAME OF DEBTOR            RATE      DUE DATE     PERIOD     ADDITIONS   (COLLECTIONS)     PERIOD
----------------------------   --------    --------    --------    --------    -------------    --------
                                                        (DOLLARS IN THOUSANDS)
 52 Weeks ended August 1,
   1992
 John Kent Anderson(A)......    --         12/24/01     $--          $265        $--              $265
 Sheila Arnold(A)...........    --         03/31/96      --           300         --               300
 Rudolph Boreno(A)..........    --         08/22/99       250        --           --               250
 Rose Marie Bravo(A)........    --         07/21/99       300        --           --               300
 Charles Chinni(A)..........    --         03/01/04       270        --           --               270
 Emily Denning(A)...........    --         11/08/06      --           109         --               109
 Donald Eugene(A)...........    --               (H)     --           585         --               585
 Paul M. Fitzpatrick(A).....    --         03/02/99       235        --           --               235
 Joy Frommer(A).............    --         08/31/96      --           125         --               125
 John Gorham(A).............    --         10/31/01      --           245         --               245
 Gary Guthrie(A)............    --         10/24/01      --           189         --               189
 David Herman(A)............    --         10/28/01      --           155         --               155
 Kent Keish(A)..............    --         12/11/01      --           250         --               250
 Michael Montanino(A).......    --         10/31/98       200        --           --               200
 Max Roberts(A).............    --         03/01/07      --           200         --               200
 Jeffery Rusinow(C)(A)......    --         06/15/98       200        --              200(C)          0
 Felix Smith(A).............    --         07/31/97      --           350         --               350
 David Suliteanu(A).........    --         09/09/01      --           250         --               250
 Myron E. Ullman,
III(A)(B)...................    --         11/01/18       600        --           --               600
 Michael Wirkkala(A)........    --         12/11/01      --           125         --               125

------------

NOTES:

(A) The listed loans were made in connection with certain housing and/or relocation activities.

(B) Mr. Ullman's additional loan relates to his designation as purchaser of certain shares of Macy Common Stock and bears interest at a rate of 8.25% per annum. This loan is due on the earlier of December 18, 1995 or the date on which employment shall cease or terminate for any reason.

(C) Loan was fully paid on August 27, 1991.

(D) Loan was fully paid on January 4, 1993.

(E) Mr. Chinni's loan for $270,000 was fully satisfied in fiscal 1994. The $400,000 additional loan is due by March 1, 2004.

(F) Loan was fully paid on September 14, 1993.

(G) Loan was forgiven in July 1994.

(H) Mr. Eugene's loan will be repaid from the proceeds of the sale of his residence, which is currently being marketed.

                                                                      SCHEDULE V

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                       SCHEDULE V--PROPERTY AND EQUIPMENT

                 COLUMN A                     COLUMN B    COLUMN C     COLUMN D       COLUMN E       COLUMN F
-------------------------------------------  ----------   ---------   -----------   -------------   ----------
                                             BALANCE AT                             OTHER CHANGES   BALANCE AT
                                             BEGINNING    ADDITIONS                 ADD (DEDUCT)       END
              CLASSIFICATION                 OF PERIOD     AT COST    RETIREMENTS     DESCRIBE      OF PERIOD
-------------------------------------------  ----------   ---------   -----------   -------------   ----------
                                                                  (DOLLARS IN THOUSANDS)
52 weeks ended July 30, 1994:
 Land......................................  $  417,072   $  --        $ (12,761)(3)   $ --         $  404,311
 Buildings and improvements on owned
   properties..............................   1,521,521       6,806(1)    (5,909)(2)          18(4)  1,465,212
                                                                         (57,224)(3)
 Buildings and improvements on leased
   properties..............................     463,602       9,564(1)      (837)(2)          17(4)    633,022
                                                                         (11,491)(3)     172,167(5)
 Fixtures and equipment....................     922,579      92,569(1)  (140,755)(2)       9,389(4)    866,154
                                                                         (34,864)(3)      17,236(5)
 Construction in progress..................      99,267     143,070)(1)     (216)(3)     (9,424)(4)    123,758
                                                           (108,939
 Capitalized leases........................      82,515      32,793       (3,559)(2)     --            111,145
                                                                            (604)(3)
 Leasehold values..........................      19,210      --           --              1,729(5)      20,939
                                             ----------   ---------   -----------   -------------   ----------
                                             $3,525,766   $ 175,863    $(268,220)     $ 191,132     $3,624,541
                                             ----------   ---------   -----------   -------------   ----------
                                             ----------   ---------   -----------   -------------   ----------
52 weeks ended July 31, 1993:
 Land......................................  $  419,399   $     346(1)  $ (2,673)(3)   $ --         $  417,072
 Buildings and improvements on owned
   properties..............................   1,519,722      11,107(1)    (6,601)(2)     (1,210)(4)  1,521,521
                                                                          (1,497)(3)
 Buildings and improvements on leased
   properties..............................     449,656      76,151(1)    (6,859)(2)      2,780(4)     463,602
                                                                         (58,126)(3)
 Fixtures and equipment....................     916,249     109,318(1)   (93,629)(2)      8,995(4)     922,579
                                                                         (18,354)(3)
 Construction in progress..................     195,257     113,913)(1)   (2,416)(3)    (10,565)(4)     99,267
                                                           (196,922
 Capitalized leases........................      63,704      21,850         (171)(2)     --             82,515
                                                                          (2,868)(3)
 Leasehold values..........................      22,067      --           (2,857)        --             19,210
                                             ----------   ---------   -----------   -------------   ----------
                                             $3,586,054   $ 135,763    $(196,051)     $       0     $3,525,766
                                             ----------   ---------   -----------   -------------   ----------
                                             ----------   ---------   -----------   -------------   ----------
53 weeks ended August 1, 1992:
 Land......................................  $  428,937   $     164(1)  $ (9,685)(3)  $     (17)(4) $  419,399
 Buildings and improvements on owned
   properties..............................   1,572,326      14,191(1)    (4,711)(2)     (4,667)(4)  1,519,722
                                                                         (57,417)(3)
 Buildings and improvements on leased
   properties..............................     421,979      25,519(1)    (2,327)(2)     42,937(4)     449,656
                                                                         (38,452)(3)
 Fixtures and equipment....................     886,029     162,346(1)   (62,416)(2)    (42,759)(4)    916,249
                                                                         (26,951)(3)
 Construction in progress..................     146,752     246,219       --              4,506(4)     195,257
                                                           (202,220)(1)
 Capitalized leases........................      34,903      29,993       (1,192)(3)     --             63,704
 Leasehold values..........................      24,083      --           (2,016)(3)     --             22,067
                                             ----------   ---------   -----------   -------------   ----------
                                             $3,515,009   $ 276,212    $(205,167)     $       0     $3,586,054
                                             ----------   ---------   -----------   -------------   ----------
                                             ----------   ---------   -----------   -------------   ----------

                See notes to Schedule V--Property and Equipment

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO SCHEDULE V--PROPERTY AND EQUIPMENT

NOTES:

(1) Completed projects transferred to appropriate property and equipment captions.

(2) Fully depreciated assets.

(3) Assets sold or scrapped, including assets in stores closed in the three fiscal years and write-offs due to earthquake damage and lease cancellations in 1994.

(4) Transfers between fixed asset captions.

(5) Property and equipment was increased due to the remeasurement of assets required upon adoption of FASB 109, "Accounting for Income Taxes." (See Note 18 of Notes to Consolidated Financial Statements.)

(6) Depreciation is computed on a straight-line method using the following rates on an annual basis:

   (a) Buildings on owned properties:

Main store buildings...............................................   2% to 2.5%
Main warehouses....................................................     2% to 5%
Building equipment.................................................           5%
Site improvements..................................................          10%

   (b) Buildings, building improvements, and equipment on leased properties and leasehold values:

Amortized over terms of lease, or at the rates stated in (a) above if those rates result in amortization over a shorter period.

   (c) Capitalized leases, recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 13, are amortized over the respective lease terms.

   (d) Store fixtures and equipment--primarily 10% to 33-1/3%.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
        SCHEDULE VI--ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT

            COLUMN A               COLUMN B     COLUMN C     COLUMN D       COLUMN E       COLUMN F
--------------------------------  ----------   ----------   -----------   -------------   ----------
                                               ADDITIONS
                                  BALANCE AT   CHARGED TO                 OTHER CHANGES   BALANCE AT
                                  BEGINNING    COSTS AND                  ADD (DEDUCT)      END OF
         CLASSIFICATION           OF PERIOD     EXPENSES    RETIREMENTS     DESCRIBE        PERIOD
--------------------------------  ----------   ----------   -----------   -------------   ----------
                                                        (DOLLARS IN THOUSANDS)
52 weeks ended July 30, 1994:
  Buildings and improvements on
    owned properties............  $  455,626    $ 69,279     $  (21,755)(1)               $  497,241
                                                                 (5,909)(2)
  Buildings and improvements on
    leased properties...........     108,826      38,432           (341)(1)   $      10(3)   146,090
                                                                   (837)(2)
  Fixtures and equipment........     489,224     146,410        (18,236)(1)      (3,921)(3)  472,722
                                                               (140,755)(2)
  Capitalized leases............      29,397      13,001           (356)(1)       3,911(3)    42,394
                                                                 (3,559)(2)
  Leasehold values..............       6,866       1,126           (132)(1)                    7,860
                                  ----------   ----------   -----------   -------------   ----------
                                  $1,089,939    $268,248     $ (191,880)    $         0   $1,166,307
                                  ----------   ----------   -----------   -------------   ----------
                                  ----------   ----------   -----------   -------------   ----------
52 weeks ended July 31, 1993:
  Buildings and improvements on
    owned properties............  $  393,769    $ 70,181     $     (389)(1)   $  (1,334)(3) $455,626
                                                                 (6,601)(2)
  Buildings and improvements on
    leased properties...........     106,825      25,827        (16,559)(1)        (408)(3)  108,826
                                                                 (6,859)(2)
  Fixtures and equipment........     446,345     141,917         (7,151)(1)       1,742(3)   489,224
                                                                (93,629)(2)
  Capitalized leases............      18,835      11,482           (749)(1)                   29,397
                                                                   (171)
  Leasehold values..............  $    6,620       1,103           (857)(1)     --             6,866
                                  ----------   ----------   -----------   -------------   ----------
                                     972,394    $250,510     $ (132,965)    $         0   $1,089,939
                                  ----------   ----------   -----------   -------------   ----------
                                  ----------   ----------   -----------   -------------   ----------
53 weeks ended August 1, 1992:
  Buildings and improvements on
    owned properties............  $  342,255    $ 71,859     $  (16,424)(1)   $     790(3) $ 393,769
                                                                 (4,711)(2)
  Buildings and improvements on
    leased properties...........      80,173      25,143         (6,049)(1)       9,885(3)   106,825
                                                                 (2,327)(2)
  Fixtures and equipment........     395,788     139,383        (15,735)(1)     (10,675)(3)  446,345
                                                                (62,416)(2)
  Capitalized leases............      11,490       7,924           (579)(1)     --            18,835
  Leasehold values..............       6,020       1,154           (554)(1)     --             6,620
                                  ----------   ----------   -----------   -------------   ----------
                                  $  835,726    $245,463     $ (108,795)    $         0   $  972,394
                                  ----------   ----------   -----------   -------------   ----------
                                  ----------   ----------   -----------   -------------   ----------

------------
NOTES:
(1) Assets sold or scrapped including assets in stores closed in the three fiscal years and write-offs due to earthquake damage and lease cancellations in 1994.
(2) Fully depreciated assets.
(3) Transfer between reserve captions.

                                                                     SCHEDULE IX

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                       SCHEDULE IX--SHORT-TERM BORROWINGS

               COLUMN A                   COLUMN B     COLUMN C     COLUMN D       COLUMN E       COLUMN F
--------------------------------------   ----------    --------    -----------    -----------    -----------
                                                                     MAXIMUM        AVERAGE       WEIGHTED
                                                       WEIGHTED      AMOUNT         AMOUNT         AVERAGE
                                         BALANCE AT    AVERAGE     OUTSTANDING    OUTSTANDING     INTEREST
   CATEGORY OF AGGREGATE SHORT-TERM        END OF      INTEREST    DURING THE     DURING THE     RATE DURING
              BORROWINGS                   PERIOD        RATE        PERIOD         PERIOD       THE PERIOD
--------------------------------------   ----------    --------    -----------    -----------    -----------
                                                                                      (1)            (2)
52 weeks ended July 30, 1994:
  Debtor-in-Possession Facility(3)....    $ --           --         $ 306,300       $62,654          6.00%
  Macy Revolving Credit Facility(4)...    $ --           --         $  --           $--             --

52 weeks ended July 31, 1993:
  Debtor-in-Possession Facility(3)....    $ 65,900       6.67%      $ 290,000       $58,563          6.57%
  Macy Revolving Credit Facility(4)...    $ --           --         $  --           $--             --

52 weeks ended August 1, 1992:
  Debtor-in-Possession Facility(3)....    $ --           --         $  --           $--             --
  Macy Revolving Credit Facility(4)...    $ --           --         $  --           $--             --

------------

NOTES:

(1) Average amount outstanding during the period is computed by dividing the total of weekly outstanding principal balances by the weeks during the period.

(2) Weighted average interest rate during the period is computed by dividing the actual short-term interest expense by the average short-term debt outstanding during the period.

(3) The Post-Petition Credit Agreement dated as of January 27, 1992 was amended and restated on August 12, 1993. The agreement provides a working capital facility, subject to certain sublimits, not to exceed $550,000,000 (amended from $600,000,000). On August 26, 1994, the maximum working capital facility was reduced at Macy's option by $100,000,000 to $450,000,000. The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of
    (1) August 1, 1995 or (2) the substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries. Macy's pays interest at a rate per annum equal to 1.5% plus the alternative Base Rate or at Macy's option, at a rate of 2.5% per annum in excess of the reserve adjusted London Interbank Offered Rate.

(4) The original Macy Bank Agreement dated as of July 10, 1986 was amended and restated as of April 27, 1988. The Macy Revolving Credit Facility reflects the terms of the amended and restated Macy Bank Agreement which provided for a six-year revolving working capital line of credit, subject to certain sublimits, not to exceed $587,700,000. Macy's paid the banks interest on the average daily principal amount outstanding under the revolving credit agreement at a rate per annum equal to 1.25% plus the Base Rate or, at Macy's option, 2.25% plus the Eurodollar Rate. Macy's is in default of the Macy Bank Agreement as a result of its Chapter 11 cases. Therefore the amount outstanding under the revolving credit agreement is included in Obligations Subject to Settlement Under Reorganization Proceedings.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
             SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                                           COLUMN B
                                                               --------------------------------
                                                                CHARGED TO COSTS AND EXPENSES
                                                               --------------------------------
                                                                          YEAR ENDED
                                                               --------------------------------
                          COLUMN A                                                      AUGUST
------------------------------------------------------------   JULY 30,    JULY 31,       1,
                            ITEM                                 1994        1993        1992
------------------------------------------------------------   --------    --------    --------
                                                                 (52         (52         (52
                                                                WEEKS)      WEEKS)      WEEKS)
Depreciation of property and equipment......................   $268,248    $250,510    $245,463
                                                               --------    --------    --------
                                                               --------    --------    --------
Taxes, other than payroll and income taxes(1)...............   $ 60,429    $ 61,556    $ 63,744
                                                               --------    --------    --------
                                                               --------    --------    --------
Rents.......................................................   $ 98,965    $ 93,552    $100,623
                                                               --------    --------    --------
                                                               --------    --------    --------
Advertising costs...........................................   $385,155    $417,029    $455,725
                                                               --------    --------    --------
                                                               --------    --------    --------

------------

NOTES:

(1) Processing taxes, liquor taxes, and import duties have all been charged to cost of sales. They are not included herein because they are considered to be part of the initial purchase cost of merchandise; a segregation of such taxes is not practicable.

(2) No other required information has been presented since the amounts do not exceed 1% of total sales as reported in the related consolidated statement of operations.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                             FOR THE QUARTER ENDED
                                                      ------------------------------------
                                                      OCTOBER 29, 1994    OCTOBER 30, 1993
                                                      ----------------    ----------------
                                                                   (13 WEEKS)
                                                         (DOLLARS IN THOUSANDS, EXCEPT
                                                                   PER SHARE)
Net retail sales (including licensed departments)
  (Note 9).........................................      $1,480,007          $1,438,987
Less:
Cost of goods sold, including occupancy and buying
  costs............................................       1,045,834           1,011,971
Selling, general, and administrative expenses......         445,251             472,115
Unusual item (Note 4)..............................          80,000            --
                                                      ----------------    ----------------
Loss from operations before interest expense and
  reorganization items.............................         (91,078)            (45,099)
Interest expense--net (contractual interest of
  $123,627 in fiscal 1995 and $121,762 in fiscal
  1994) (Note 3)...................................          52,064              67,953
                                                      ----------------    ----------------
Loss before reorganization items...................        (143,142)           (113,052)
Reorganization items--net (Note 5).................           6,740               8,068
                                                      ----------------    ----------------
Loss before income tax benefit and cumulative
  effect of accounting changes.....................        (149,882)           (121,120)
Income tax benefit (Note 7)........................         (30,449)             (3,198)
Loss before cumulative effect of accounting
  changes..........................................        (119,433)           (117,922)
                                                      ----------------    ----------------
Cumulative effect of accounting changes--net (Notes
  7 and 8).........................................         (10,657)            185,340
Net earnings/(loss)................................      $ (130,090)         $   67,418
                                                      ----------------    ----------------
                                                      ----------------    ----------------
Primary earnings/(loss) per share of common stock
  (Note 10):
Loss before cumulative effect of accounting
  changes..........................................      $   (73.86)         $   (72.93)
Cumulative effect of accounting chances--net.......           (6.59)             114.62
                                                      ----------------    ----------------
Net earnings/(loss)................................      $   (80.45)         $    41.69
                                                      ----------------    ----------------
                                                      ----------------    ----------------
Fully diluted earnings per share (Note 10):
Loss before cumulative effect of accounting
  changes..........................................                          $    (8.07)
Cumulative effect of accounting changes--net.......                               12.68
                                                                          ----------------
Net earnings/(loss)................................                          $     4.61
                                                                          ----------------
                                                                          ----------------

           See Notes to Condensed Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENT OF
                              FINANCIAL CONDITION

                                                   OCTOBER 29,     OCTOBER 30,       JULY 30,
                                                       1994            1993            1994
                                                   ------------    ------------    ------------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
    ASSETS
Current Assets:
  Cash and cash equivalents.....................   $     34,529    $     43,240    $    112,677
  Restricted cash...............................         54,870          38,868          44,393
  Merchandise inventories (Note 6)..............      1,524,576       1,574,601       1,244,253
  Other current assets..........................        192,083         201,686         184,911
                                                   ------------    ------------    ------------
    Total Current Assets........................      1,806,058       1,858,395       1,586,234
Other Assets....................................         85,908         125,905          99,318
Property and Equipment (including capitalized
  leases), at cost, less accumulated
  depreciation of $1,214,096, $1,119,371 and
  $1,166,307....................................      2,419,036       2,583,200       2,458,234
                                                   ------------    ------------    ------------
                                                   $  4,311,002    $  4,567,500    $  4,143,786
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
    LIABILITIES AND DEFICIENCY IN NET ASSETS
Current Liabilities:
  Short-term borrowings--net (Note 3)...........   $    133,072    $    244,362    $    --
  Accounts payable and accrued liabilities (Note
    3)..........................................        969,668       1,001,458         841,167
  Current income taxes (Note 7).................            589             179             510
  Current portion of obligations under
    capitalized leases (Note 2).................         14,529          13,274          15,222
                                                   ------------    ------------    ------------
    Total Current Liabilities...................      1,117,858       1,259,273         856,899
Deferred Taxes (Note 7).........................          2,484          20,520          18,720
Other Long-Term Liabilities (Note 3)............        145,214         125,048         128,435
Obligations Under Capitalized Leases (Note 3)...         40,884          25,042          44,240
Obligations Subject to Settlement Under
  Reorganization Proceedings (Note 3)...........      5,678,970       5,634,890       5,639,810
Deficiency in Net Assets:
  Common stock..................................          1,750           1,750           1,750
  Deficit.......................................     (2,674,825)     (2,497,690)     (2,544,735)
  Less:
    Treasury shares, at cost....................         (1,333)         (1,333)         (1,333)
                                                   ------------    ------------    ------------
      Deficiency in Net Assets..................     (2,674,408)     (2,497,273)     (2,544,318)
                                                   ------------    ------------    ------------
                                                   $  4,311,002    $  4,567,500    $  4,143,786
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

           See Notes to Condensed Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                    FOR THE QUARTER ENDED
                                                                  --------------------------
                                                                  OCTOBER 29,    OCTOBER 30,
                                                                     1994           1993
                                                                  -----------    -----------
                                                                          (13 WEEKS)
                                                                    (DOLLARS IN THOUSANDS)
Operating Activities:
    Net earnings/(loss)........................................    $(130,090)     $  67,418
    Adjustments to reconcile net earnings/(loss) to net cash
      used for operating activities:
        Items not requiring the outlay of cash:
          Depreciation and amortization........................       71,962         75,491
          Interest accrued on pre-petition secured debt........       41,175         53,191
          Non-cash interest....................................        7,417         10,337
          Accrued postretirement benefits......................        6,507          6,500
          Cumulative effect of accounting changes--net.........       10,657       (185,340)
          Deferred taxes.......................................      (15,893)        --
          Increase in working capital (excluding cash and cash
            equivalents and current portion of debt instruments)    (169,392)      (185,571)
          Decrease/(increase) in working capital due to
            reorganization proceedings.........................       (7,701)         6,186
          Other................................................        7,473            556
                                                                  -----------    -----------
          Net cash used for operating activities...............     (177,885)      (151,232)
                                                                  -----------    -----------
        Investing Activities:
          Additions to property and equipment..................      (30,099)       (22,039)
                                                                  -----------    -----------
          Net cash used for investing activities...............      (30,099)       (22,039)
                                                                  -----------    -----------
        Financing Activities:
          Reduction in obligations under capitalized leases....       (5,064)        (4,486)
          Increase in short-term borrowings....................      134,900        184,300
          Cost of short-term borrowings........................       --             (4,836)
                                                                  -----------    -----------
          Net cash provided by financing activities............      129,836        174,978
                                                                  -----------    -----------
        Increase/(Decrease) In Cash and Cash Equivalents.......      (78,148)         1,707
        Cash and Cash Equivalents, Beginning of Period.........      112,677         41,533
                                                                  -----------    -----------
        Cash and Cash Equivalents, End of Period...............    $  34,529      $  43,240
                                                                  -----------    -----------
                                                                  -----------    -----------

SUPPLEMENTAL INFORMATION

    Amounts in this statement of cash flows are presented on a cash basis and may differ from those in other sections of this report.

    Interest amounts paid (excluding interest expense capitalized during construction) for the quarters ended October 29, 1994 and October 30, 1993 were $2,818,000 and $4,549,000, respectively.

    Income taxes paid net of tax refunds received for the quarters ended October 29, 1994 and October 30, 1993 were $170,000 and $450,000, respectively.

           See Notes to Condensed Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

    1. The accompanying Notes to Condensed Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the annual report on Form 10-K for the fiscal year ended July 30, 1994 for R.H. Macy & Co., Inc. ("Macy's") and its consolidated subsidiaries filed with the Commission. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim period have been included. Because of the seasonal nature of the business, results for the interim period are not necessarily indicative of a full year's operations.

    2. On July 14, 1994, the respective Boards of Directors of Macy's and Federated Department Stores, Inc. ("Federated") announced that they had reached an agreement in principle on a merger which would be effected as part of a joint plan of reorganization of Macy's and all subsidiaries that filed a Chapter 11 case ("Macy Debtors") in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"). (Federated's wholly-owned subsidiary, Federated Noteholding Corporation ("FNC"), is one of the largest secured creditors of the Macy Debtors.) On October 21, 1994, the Macy Debtors and Federated (collectively, the "Plan Proponents") filed a Second Amended Joint Plan of Reorganization of R.H. Macy & Co., Inc. and Certain of its Subsidiaries in the Bankruptcy Court, having previously filed versions thereof with the Bankruptcy Court on July 29, 1994 and August 31, 1994, respectively. The Second Amended Joint Plan was further modified on December 7, 1994 (as modified, the "Plan") and confirmed by order of the Bankruptcy Court entered on December 8, 1994. In addition, Macy's and Federated executed and delivered an Agreement and Plan of Merger, dated as of August 16, 1994 (the "Merger Agreement"), providing for the merger of Federated with and into Macy's (the "Merger"), with Macy's being the surviving corporation (the "Combined Company") and being renamed "Federated Department Stores, Inc." upon the consummation of the Merger. The execution and delivery of the Merger Agreement and certain provisions thereof were approved by the Bankruptcy Court on September 8, 1994.

    A principal element of the Plan is the Merger. Macy's and Federated presently intend to seek to cause the effective time of the Merger (the "Effective Time of the Merger"), the date on which the Plan becomes effective (the "Effective Date of the Plan") and substantial consummation of the Plan to occur in December 1994. The Effective Time of the Merger and the Effective Date of the Plan will occur simultaneously. After consummation of the Merger, the Combined Company will operate the existing businesses of Macy's and Federated. Consistent with the structure of the Merger Agreement, the transaction is to be accounted for as a reverse acquisition in which Federated is the acquirer for accounting purposes.

    In addition to the Merger, the Plan provides for, among other things: (i) the cancellation of all existing capital stock and other equity interests of Macy's without payment of any consideration thereof; (ii) the cancellation of certain indebtedness (including Macy's three issues of subordinated debentures and other unsecured indebtedness) and the discharge of related claims against the Macy Debtors in exchange for cash, new indebtedness of the Combined Company and certain of its subsidiaries, or new equity interests of the Combined Company; (iii) the discharge of other prepetition claims against the Macy Debtors; (iv) the settlement of certain contingent claims and releases of certain claims of the Macy Debtors and other persons or entities; and (v) the

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

assumption, assumption and assignment, or rejection of each executory contract and unexpired lease to which any Macy Debtor is a party. The Plan provides for
(a) the distribution of cash to unaffiliated third parties in an estimated aggregate amount of approximately $0.4 billion, (b) the issuance, reinstatement, or assumption of indebtedness to unaffiliated third parties in an estimated aggregate amount of approximately $1.9 billion, and (c) the issuance to unaffiliated third parties of common stock, par value $0.01 per share, of the Combined Company ("New Combined Company Common Stock") and warrants to purchase shares of New Combined Company Common Stock ("New Warrants") with an assumed aggregate value, solely for purposes of developing the Plan, of approximately $1.2 billion. There can be no assurance, however, that the New Combined Company Common Stock will have the value assumed for purposes of developing the Plan. The assumed value of the New Combined Company Common Stock and the New Warrants is the value assumed and contained in the Plan and does not purport to represent an estimate of the actual market value of the New Combined Company Common Stock or the value of the New Warrants.

    There are a number of procedural and substantive requirements to the Plan becoming effective under the Bankruptcy Code and certain conditions to such effectiveness set forth in the Plan. Among others, the Plan becoming effective is conditioned upon the satisfaction or waiver of the following conditions: (i) the aggregate amounts of specified categories of claims against the Macy Debtors, including certain cash payment claims, having been estimated or determined by Bankruptcy Court orders (to the extent the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the Macy Debtors' estimated aggregate amounts for each such category of claims used in connection with the development of the Plan (which condition has been waived by Federated); (ii) the order of the Bankruptcy Court confirming the Plan (the "Confirmation Order") being reasonably acceptable in form and substance to each of Federated and Macy's, which order was signed and entered by the Bankruptcy Court on December 8, 1994; and (iii) the New Combined Company Common Stock being authorized for listing on the New York Stock Exchange, Inc. (the "NYSE") upon official notice of issuance. Additionally, there are certain conditions that must be satisfied for the Plan to become effective. There can be no assurance that these conditions will be satisfied.

    The obligations of Federated and Macy's to consummate the Merger are conditioned upon, among other things: (i) the absence of any pending injunction, order, or decree of any governmental authority restraining the Merger or the consummation of the transactions contemplated by the Plan; (ii) the absence of any law promulgated or enacted restraining the Merger or the transactions contemplated by the Plan; (iii) all consents and approvals of any governmental authority to the Merger having been obtained and remaining in effect at the Effective Time of the Merger, other than any that, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole, or any antitrust authorizations not obtained as a result of Federated's failure to divest, hold, separate, or take other action (or its failure to agree to do any thereof) with respect to its or the Combined Company's assets to the extent required by the Merger Agreement; (iv) all other consents, approvals, and authorizations required to be obtained by either party having been obtained and remaining in effect at the Effective Time of the Merger, other than any that, if not obtained, would not have a material adverse effect on the business, financial condition, or results of

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

operations of the Combined Company and its subsidiaries, taken as a whole, or any consents and approvals of Federated's institutional lenders; (v) the adoption by Federated's stockholders of the Merger Agreement (which occurred on November 29, 1994); (vi) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the shares of New Combined Company Stock to be issuable in connection with the Merger having been declared effective by the Securities and Exchange Commission (which occurred on October 21, 1994) and not subject to any stop order or proceedings seeking the same;
(vii) the shares of the New Combined Company Common Stock having been authorized for listing on the NYSE upon official notice; and (viii) the Bankruptcy Court having entered the Confirmation Order (which occurred on December 8, 1994), at least 10 days having passed since entry of such order and it not having been subject to any stay, and all conditions to the Effective Date of the Plan having been satisfied or duly waived.

    Accordingly, notwithstanding confirmation of the Plan by the Bankruptcy Court, the Plan and Merger remain subject to certain other conditions, some of which are beyond Macy's's control.

    3. On January 27, 1992, Macy's, together with nine of its subsidiaries, filed voluntary petitions for reorganization under chapter 11 ("Chapter 11"), title II of the United States Code, as amended (the "Bankruptcy Code") in the Bankruptcy Court. On January 31, 1992, seventy-eight additional subsidiaries each commenced a Chapter 11 case in the Bankruptcy Court. The Macy Debtors are currently operating their respective businesses as debtors-in-possession. Two statutory creditor committees have been appointed. The cases of Macy's's subsidiaries that filed such petitions are being jointly administered with the case of Macy's for procedural purposes only.

    The Condensed Consolidated Financial Statements of Macy's have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes continuity of operations in the ordinary course of business. Additionally, the amounts reported on the Condensed Consolidated Statement of Financial Condition could materially change in the future because of the Plan, since such reported amounts do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. As a result of the Chapter 11 cases and circumstances relating to this event, including Macy's leveraged debt structure, and operating losses and economic conditions, such realization of assets and liquidation of liabilities are subject to significant uncertainty.

    Generally, actions to enforce or otherwise effect the payment of pre-petition liabilities are stayed while the Macy Debtors are under the protection of the Bankruptcy Code. These liabilities are being resolved as part of the reorganization proceedings. Additional liabilities subject to similar resolution may arise as a result of claims filed by parties related to the rejection of any executory contracts, including unexpired leases, and from the Bankruptcy Court's allowance for contingent and other disputed claims.

    On February 13, 1992, the Bankruptcy Court entered a final order approving a debtor-in-possession financing arrangement under a Revolving Credit and Guaranty Agreement, dated as of January 27, 1992 (which, as amended, through March 31, 1993, is referred to herein as the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

other financial institutions parties thereto that established a working capital facility consisting of revolving credit loans and letters of credit.

    On August 12, 1993, the Post-Petition Credit Agreement was amended and restated on similar terms, as approved by a Bankruptcy Court order dated September 8, 1993, pursuant to an Amended and Restated Credit and Guaranty Agreement, among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and the other financial institutions party thereto (as subsequently amended, the "Amended and Restated Post-Petition Credit Agreement"). Under the Amended and Restated Post-Petition Credit Agreement, the working capital facility (the "Working Capital Facility"), consisting of revolving credit loans and letters of credit, is in the aggregate maximum amount of $550,000,000. On August 26, 1994, the maximum working capital facility was reduced at Macy's option by $100,000,000 to $450,000,000 and on October 28, 1994, the maximum working capital facility was further reduced at Macy's option by $50,000,000 to $400,000,000 due to lower projected borrowing requirements. The Working Capital Facility may be used to fund working capital, inventory purchases, capital expenditures, and for other general corporate purposes of the Macy Debtors. Borrowings under the Amended and Restated Post-Petition Credit Agreement are conditioned upon, among other things, satisfaction of certain Borrowing Base (as defined therein) requirements, and compliance with restrictions on capital expenditures and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation and amortization as defined in the Amended and Restated Post-Petition Credit Agreement). The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of the Company or certain of its subsidiaries.

    Claims in respect of indebtedness incurred by the Macy Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

    Substantially all of Macy's pre-petition short and long-term debt at October 29, 1994 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, these liabilities, which are being resolved as part of the Chapter 11 process, have been segregated and reclassified as "Obligations Subject to Settlement Under Reorganization Proceedings." Payment of certain pre-petition liabilities that were approved for payment by the Bankruptcy Court or are pending approval have been included in the appropriate liability captions.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

    The estimated obligations at October 29, 1994 that are subject to settlement as part of a plan of reorganization are listed below.

Accounts payable and accrued liabilities..................   $  705,073,000
Accrued interest on long-term debt........................      521,716,000
Secured debt..............................................    2,320,632,000
Unsecured debt............................................    1,265,611,000
Obligations under capitalized leases......................       10,017,000
Other long-term liabilities...............................      218,606,000
Convertible preferred stock (redeemable)..................      637,315,000
                                                             --------------
                                                             $5,678,970,000
                                                             --------------
                                                             --------------

    Generally, interest on pre-petition debt does not accrue after the commencement of the Chapter 11 case. If the debts are secured by property with a value that is greater than the amount of the debt, interest may accrue up to the value of the collateral. Macy's was accruing interest on secured debt pending obtaining an estimate of the fair market value of the property securing such debt. Following negotiations with representatives of the various secured lenders and the development of the Plan in fiscal 1994, Macy's revised estimates for the post-petition accrued interest that would be paid upon confirmation of the Plan. Accordingly, the accrual of interest expense on certain secured debt instruments ceased. Interest expense on certain other pre-petition secured debt continues to be accrued but remains subject to settlement. Such accrual of interest on secured indebtedness is being recorded at the interest rates applicable under the respective loan agreements without regard to default and penalty provisions contained therein. Macy's has ceased accruing interest expense on unsecured debt. Contractual interest not recorded on such unsecured debt aggregated $53,809,000 in each of the fiscal quarters ended October 29, 1994 and October 30, 1993. Contractual interest not recorded on secured debt aggregated $17,754,000 for the quarter ended October 29, 1994.

    Numerous claims have been asserted in respect of various pre-petition obligations, which claims individually or in the aggregate may be material and may not currently be reflected as obligations subject to settlement. The last day on which these claims may be filed against the Macy Debtors, with certain exceptions, was December 15, 1992, and over 17,000 claims aggregating an amount substantially in excess of the amounts reported in the Condensed Consolidated Statement of Financial Condition under the caption "Obligations Subject to Settlement Under Reorganization Proceedings" have been filed as of November 26, 1994. Based on an ongoing review and reconciliation of claims, Macy's believes that a number of these claims are duplicative of an/or supersede claims previously asserted. In addition, claims have been filed which do not state a specific claim amount or as to which a specific claim amount is not readily determinable. Pursuant to Bankruptcy Court orders entered in 1993, certain exact duplicate claims and duplicate bondholder claims were expunged. In March 1994, the Bankruptcy Court ordered the expunging and disallowing of certain proofs of claims which had been filed after the December 15, 1992 bar date. Claims will continue to be reviewed and analyzed by Macy's as part of the claims reconciliation process and objections filed as required. As this review process continues, the aggregate amount

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

included in the estimate of petition date obligations subject to settlement may increase or otherwise be adjusted to reflect the ongoing analyses of claims filed and the aggregate amounts which may be allowed in respect thereof. Macy's, at this time, cannot make a prediction as to the aggregate amount of claims allowed or the ultimate treatment of such allowed claims under a plan of reorganization.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) (referred to in these Condensed Consolidated Financial Statements as "Preferred Stock") and has included the Preferred Stock and the cumulative accrued but unpaid dividends prior to the filing date on such stock on "Obligations Subject to Settlement Under Reorganization Proceedings". Under applicable bankruptcy law, the holders of the Preferred Stock of Macy's are not considered creditors. Under the Plan, all common and Preferred Stock of Macy's will be cancelled and no distributions will be made on account of such equity interests.

    4. In October 1994, Macy's recorded an unusual charge of $80,000,000 relating to a portion of the severance and related costs resulting from the proposed Merger (see Note 2). These severance and other costs are primarily related to the terminations associated with the elimination of Macy's corporate offices (including the positions of chief executive officer and chief operating officer) and certain store group executives.

    5. The reorganization items--net occurring as a result of the Chapter 11 proceedings have been segregated from operations. The major components of the reorganization items--net are:

                                                      FOR THE QUARTER ENDED
                                                 --------------------------------
                                                  OCTOBER 29,       OCTOBER 30,
                                                      1994              1993
                                                 --------------    --------------
Professional fees and other expenses directly
  related to the bankruptcy...................    $  7,961,000       $8,534,000
Less: Interest earned on accumulated cash
  resulting from the Chapter 11 proceedings...      (1,221,000)        (466,000)
                                                 --------------    --------------
                                                  $  6,740,000       $8,068,000
                                                 --------------    --------------
                                                 --------------    --------------

    6. The value of merchandise inventories is determined by the lower of LIFO (last-in, first-out) cost using the retail inventory method or market for about 75% of the total inventory, and the lower of the FIFO (first-in, first-out) cost using the retail inventory method or market for the balance of the inventory. If inventories had been valued at the lower of FIFO cost or market, inventories would have increased by $121,735,000, $107,563,000 and $119,235,000 at October
29, 1994, October 30, 1993 and July 30, 1994, respectively.

    7. The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FASB 109") was adopted as of August 1, 1993. FASB 109 requires, in the year of adoption, an adjustment of certain assets and liabilities that resulted from certain business combinations, such as the 1986 Acquisition. This statement requires that a deferred tax liability be recognized for the tax effects of taxable temporary differences and deferred tax assets for the tax

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 QUARTERS ENDED OCTOBER 29, 1994 (13 WEEKS) AND
                          OCTOBER 30, 1993 (13 WEEKS)
                                  (UNAUDITED)

effects of deductible temporary differences, tax credit carryforwards and operating loss carryforwards. The adoption of FASB 109 resulted in a favorable cumulative effect adjustment of $185,340,000. Income tax benefit for the quarters ended October 29, 1994 and October 30, 1993 was calculated in accordance with FASB 109.

    At October 29, 1994, Macy's had a deferred tax asset of $286,742,000 representing primarily a federal income tax benefit offset by a valuation allowance of like amount.

    In September 1994, the California Franchise Tax Board approved a settlement of approximately $17 million relating to fiscal years 1976 through 1991 which resulted in net benefit of $14.8 million. Such benefit was recorded in the quarter ended October 29, 1994.

    On November 9, 1994, Macy's entered into a closing agreement with the Internal Revenue Service which fixed the net operating loss carryover for federal tax purposes at $815,146,000 through fiscal year 1993. Such closing agreement resulted in a state tax benefit of approximately $11,200,000. Macy's estimates that the federal net operating loss carryover will increase by $232,000,000 for fiscal year 1994 results (with the aggregate net operating loss carryover at July 30, 1994 of $1,047,146,000). The loss carryover will be available to offset future taxable income through the year 2009. The ability of the Combined Company to utilize such loss carryover is dependent upon a number of factors. There is no expiration date on approximately $12,000,000 of the tax credit carryforwards.

    8. The Financial Accounting Standards Board No. 112, "Accounting for Post Employment Benefits" (FASB 112"), was adopted as of July 31, 1994. FASB 112 requires Macy's to recognize, during the employees active years of service, an obligation for post employment benefits provided to former or active employees, after employment but before retirement. The adoption of FASB 112 resulted in an unfavorable cumulative effect adjustment (non-cash) of $10,657,000 net of taxes.

    9. Net retail sales included sales from licensed departments of $18,877,000 and $15,159,000 for the quarters ended October 29, 1994 and October 30, 1993.

    10. Primary earnings/(loss) per share of common stock attributable to common stockholders was computed based upon the weighted average number of shares outstanding during the period. Fully diluted earnings per share of common stock assumed the conversion of Preferred Stock. The effect of the assumed conversion of the Preferred Stock on the amounts per share for the quarter ended October 29, 1994 is antidilutive and therefore only primary earnings/(loss) per share of common stock is presented.

    11. In November 1994, Macy's and Federated announced plans to discontinue operations of the I. Magnin retail store group. Four or more I. Magnin locations are expected to be converted to Macy's or Bullock's stores. Options for the remaining locations will be explored. The costs associated with the discontinuation of the I. Magnin operations have not been estimated at this time.

    12. Certain reclassifications have been made to the October 30, 1993 condensed consolidated financial statements to conform with classifications used at October 29, 1994.